UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under § 240.14a-12

HARRIS TEETER SUPERMARKETS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HARRIS TEETER SUPERMARKETS, INC.

701 Crestdale Road
Matthews, North Carolina 28105

January 4, 2013

TO THE SHAREHOLDERS OF
HARRIS TEETER SUPERMARKETS, INC.

The Annual Meeting of the Shareholders of Harris Teeter Supermarkets, Inc. (the “Company”) will be held at the Company’s headquarters located at 701 Crestdale Road, Matthews, North Carolina 28105, on Thursday, February 21, 2013 at 10:00 A.M., local time.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about January 4, 2013, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners at the close of business on December 14, 2012. On the date of mailing of the Notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

You are cordially invited to attend the Annual Meeting of Shareholders in person. Even if you choose to attend in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting by Internet. The Notice will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. Any proxy materials sent to you will include a proxy card that will provide you with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail. Your vote is extremely important, and we appreciate you taking the time to vote promptly.

Sincerely, Thomas W. Dickson Chairman of the Board and Chief Executive Officer

HARRIS TEETER SUPERMARKETS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON
FEBRUARY 21, 2013

To our Shareholders:

The Annual Meeting of the Shareholders of your Company will be held at the Company’s headquarters located at 701 Crestdale Road, Matthews, North Carolina 28105, on Thursday, February 21, 2013, at 10:00 A.M., local time, for the following purposes:

1.	To elect eleven (11) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

2.	To approve the Harris Teeter Supermarkets, Inc. 2013 Cash Incentive Plan;

3.	To consider and provide an advisory (non-binding) “Say on Pay” vote to approve the compensation of the Company’s named executive officers as described in the Proxy Statement;

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending October 1, 2013; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

Pursuant to the provisions of the North Carolina Business Corporation Act, December 14, 2012 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, and accordingly, only holders of record of the common stock of the Company (the “Common Stock”) at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the Proxy Statement, please vote, at your earliest convenience by Internet, or request that proxy materials be sent to you by mail. If you request the proxy materials by mail, included therewith will be a proxy card with a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

YOUR SHARES CANNOT BE VOTED UNLESS YOU (I) VOTE BY INTERNET, (II) REQUEST PROXY MATERIALS BE SENT TO YOU THAT WILL INCLUDE A PROXY CARD WITH A TELEPHONE NUMBER YOU MAY CALL TO CAST YOUR VOTE, OR YOU MAY COMPLETE, SIGN AND RETURN THE PROXY CARD BY MAIL, OR (III) ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

By order of the Board of Directors.

Douglas J. Yacenda Secretary

January 4, 2013

HARRIS TEETER SUPERMARKETS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
to be held on
February 21, 2013

This statement, first mailed or made available to shareholders on or about January 4, 2013, is furnished in connection with the solicitation by the Board of Directors of Harris Teeter Supermarkets, Inc. (together with its subsidiaries, herein called the “Company”) of proxies to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Thursday, February 21, 2013, at 10:00 A.M., local time, at the Company’s headquarters located at 701 Crestdale Road, Matthews, North Carolina 28105, and at any adjournment or adjournments thereof (the “Proxy Statement”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each shareholder of record, the Company furnishes proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials or vote by telephone, you should follow the instructions for requesting proxy materials included in the Notice.

It is anticipated that the Notice will be sent to shareholders on or about January 4, 2013. This Proxy Statement and the form of proxy relating to the Annual Meeting will be made available via the Internet to shareholders on the date that the Notice is first sent.

The proxy may be revoked in writing by the person giving it at any time before it is exercised either by notice to the Company’s Secretary or by submitting a proxy having a later date, or it may be revoked by such person by appearing at the Annual Meeting and electing to vote in person in accordance with the prescribed rules and procedures. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Where specifications are not made, proxies will be voted:

(i)   in favor of electing as directors of the Company the eleven persons named in this Proxy Statement as nominees, each to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified,

(ii)   in favor of approval of the Harris Teeter Supermarkets, Inc. 2013 Cash Incentive Plan (the “2013 Cash Incentive Plan”),

(iii)   in favor of providing an advisory (non-binding) “Say on Pay” vote to approve the compensation of the Company’s named executive officers as described in the Proxy Statement,

(iv)   in favor of ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending October 1, 2013, and

(v)   in the discretion of the proxy holders on any other matters presented at the Annual Meeting.

The entire cost of soliciting these proxies will be borne by the Company. In addition to the delivery of the Notice by mail, the Company may request banks, brokers and other record holders, or a proxy solicitor acting on its behalf, to send proxies and proxy materials to the beneficial owners of the Company’s Common Stock (the “Common Stock”) and secure their voting instructions and will reimburse them for their reasonable expenses in so doing. The Company has not engaged a proxy solicitor to solicit proxies from shareholders; however, the Company retains the right to do so if it deems such solicitation necessary. Furthermore, the Company may also use one or more of its regular employees, who will not be specially compensated, to solicit proxies from the shareholders, either in person, by telephone or by special letter.

VOTING SECURITIES

Pursuant to the provisions of the North Carolina Business Corporation Act, December 14, 2012 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of the Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. On the record date, there were 49,469,155 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter expected to be presented at the Annual Meeting, including the election of directors.

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes,” if any, are counted as present and entitled to vote for purposes of determining a quorum.

Under the rules of the New York Stock Exchange Inc. (the “NYSE”), a bank, broker or other nominee holding the Company’s shares in “street name” for a beneficial owner has discretion (but is not required) to vote the client’s shares with respect to “routine” matters if the client does not provide voting instructions. The bank, broker or other nominee, however, is not permitted to vote the client’s shares with respect to “non-routine” matters without voting instructions. A “broker non-vote” occurs when a bank, broker or other nominee does not vote on a particular proposal because that bank, broker or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The proposal to elect directors, the proposal to approve the 2013 Cash Incentive Plan and the advisory (non-binding) “Say on Pay” vote to approve the compensation of the Company’s named executive officers are considered non-routine matters under the NYSE rules, which means that your bank, broker or other nominee may not use its discretion to vote your shares held in street name on those matters without your express voting instructions. The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm is considered a “routine” matter under the NYSE rules, which means that your bank, broker or other nominee will have discretionary authority to vote your shares held in street name on that matter.

Accordingly, if you do not instruct your bank, broker or other nominee to vote your shares on a matter, the bank, broker or other nominee may either: (i) vote your shares on routine matters and cast a “broker non-vote” on non-routine matters, or (ii) leave your shares unvoted altogether.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the “beneficial ownership” of Common Stock by those persons known to the Company to be the beneficial owners of more than five percent of the Common Stock. The information below is provided as of October 31, 2012, and the information for Neuberger Berman Group LLC and BlackRock, Inc. is based solely on the latest Schedule 13G reports each entity had filed with the Securities and Exchange Commission as of such date. The nature of beneficial ownership of the shares included is presented in the notes following the table.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class
T. Rowe Price Trust Company (2) Trustee of the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan Post Office Box 89000 Baltimore, Maryland 21289	3,128,938	6.35%
Neuberger Berman Group LLC (3) 605 Third Avenue New York, NY 10158	5,965,226	12.10%
BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	3,313,979	6.72%

(1)	“Beneficial Ownership” for purposes of the table, is determined according to the meaning of applicable securities regulations and based on a review of reports filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	T. Rowe Price Trust Company, in its capacity as directed trustee, votes Common Stock held by the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”) that have been allocated to individual accounts in accordance with the participants’ instructions and does not vote allocated Common Stock as to which no instructions are received. Fiduciary Counselors Inc. (“Fiduciary Counselors”) was engaged as an independent fiduciary with respect to the Common Stock held by the Retirement and Savings Plan in order to, among other things, monitor the Company’s financial condition to determine, in Fiduciary Counselors’ sole discretion, whether holding Common Stock by the Retirement and Savings Plan is no longer consistent with the Employee Retirement Income Security Act of 1974, as amended, and if it were to become no longer consistent, to determine when and in what manner to liquidate the shares. As such, Fiduciary Counselors filed a Schedule 13G/A with the Securities and Exchange Commission on February 14, 2012 claiming shared dispositive power over the shares held by the Retirement and Savings Plan.

(3)	Neuberger Berman Group LLC (“NBG”) reported in its Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012 that it had beneficial ownership of 5,965,226 shares, together with its affiliates Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds. Neuberger Berman Group LLC had shared power to vote over 5,354,226 shares and shared power to dispose over 5,965,226 shares. Neuberger Berman LLC, a subsidiary of NBG, had shared power to vote over 5,354,226 shares and shared power to dispose over 5,965,226 shares. Neuberger Berman Management LLC, a subsidiary of NBG, had shared power to vote and shared power to dispose over 5,260,267 shares. Neuberger Berman Equity Funds had shared power to vote and shared power to dispose over 4,774,967 shares.

(4)	BlackRock, Inc. (“BlackRock”) reported in its Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2012, that it had sole power to vote and sole power to dispose over 3,313,979 shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Under the Company’s Bylaws, the Board of Directors of the Company shall consist of not less than nine nor more than thirteen members, which number shall be fixed and determined from time to time by resolution of the Board of Directors. The number of directors currently is fixed at ten, but the Board of Directors has fixed the number at eleven effective at the Annual Meeting. All of the members of the Board of Directors will be elected annually to serve one year terms. At the Annual Meeting the shareholders will elect all eleven members of the Board of Directors.

The Board of Directors has nominated the eleven persons listed herein to be elected as directors at the Annual Meeting, each for a term of one year. All of the nominees other than Mr. Ordan are currently members of the Board of Directors.

It is intended that the persons named as proxies in the accompanying form of proxy will vote to elect as a director each of the eleven nominees listed herein, each to serve until the next Annual Meeting of Shareholders or until such nominee’s successor shall be elected and qualified to serve, in each case unless authority to so vote is withheld. Although the Board of Directors expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy.

Once a quorum is present at the Annual Meeting, director nominees will be elected by a plurality of the votes cast. This means that the director nominee with the most votes for a particular seat on the Board of Directors is elected for that seat. You may vote “for” or “withheld” with respect to the election of directors. Only votes “for” count in determining whether a plurality has been cast in favor of a director. Abstentions are not counted for purposes of the election of directors.

Votes withheld from director nominees do not technically have the effect of an “against” vote with respect to the election of directors. However, in accordance with the Company’s Corporate Governance Guidelines, each nominee for election to the Board of Directors has agreed in writing that if he or she receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), that he or she will, with no further action, immediately resign from the Board of Directors, effective upon acceptance of the resignation by the Board of Directors after its receipt of the recommendation of the Corporate Governance & Nominating Committee. Abstentions and broker non-votes are not considered “withheld” votes.

If a nominee is the subject of a Majority Withheld Vote, the Corporate Governance & Nominating Committee will promptly consider the resignation, and consider a range of possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board of Directors. The Board of Directors then will decide whether or not to accept the resignation at its next regularly scheduled Board of Directors meeting, or, if a regularly scheduled meeting will not occur within 100 days of the date the election is certified by the inspector of elections, the Board of Directors will hold a special meeting to consider the matter. Thereafter, the Board of Directors will promptly disclose the explanation of its decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

A director who is the subject of a Majority Withheld Vote will not participate in the Corporate Governance & Nominating Committee’s recommendation or the Board of Directors’ action regarding whether to accept (i) such director’s resignation or (ii) the resignation of any other director who is then also the subject of a Majority Withheld Vote.

The Board of Directors recommends that the shareholders vote to elect all of the nominees as directors.

Set forth herein is the name of each nominee for election to the Board of Directors, as well as each such person’s age, his or her current principal occupation (which has continued for at least the past five years unless otherwise indicated) together with the name and principal business of the company by which such person is employed, if any, the period during which such person has served as a director of the Company, all positions and offices that such person holds with the Company and such person’s directorships over the past five years in other companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or companies registered as an investment company under the Investment Company Act of 1940 and the specific experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director of the Company.

Nominees for Election as Directors

JOHN R. BELK, age 53, has been President and Chief Operating Officer of Belk, Inc., retail merchants, since May 2004. Prior to that time, he served as President — Finance, Systems and Operations of Belk, Inc. from May 1998 to May 2004. Mr. Belk is also a former Chairman of the Board of Trustees of Novant Health, Inc. and served as director of ALLTEL Corporation from 1996 to November 2007. Mr. Belk has broad experience in the management and oversight of a retail business. He brings significant expertise in retail business matters, strategic planning, risk management and corporate governance, which are important to a large retail organization like the Company. He has been a director of the Company since 1997 and also serves as a director of Belk, Inc.

JOHN P. DERHAM CATO, age 62, has been the Chairman, President and Chief Executive Officer of The Cato Corporation, a specialty apparel retailer, since February 2004. Prior to that time, Mr. Cato was the President, Vice Chairman of the Board and Chief Executive Officer of The Cato Corporation from May 1999 to February 2004. Mr. Cato brings to the Board of Directors a breadth and depth of operations, management, and strategic planning experience in the retail industry. His background at The Cato Corporation and leadership of a public company is directly relevant to the oversight of a large organization like the Company. Mr. Cato has been a director of the Company since November 2002 and also serves as a director of The Cato Corporation.

THOMAS W. DICKSON, age 57, is the Chairman of the Board and Chief Executive Officer of the Company. He has been Chairman of the Board since March 2006 and Chief Executive Officer since February 1997. In addition, he served as President from February 1997 through March 2012. Before his election as President and Chief Executive Officer, he served as Executive Vice President of the Company from February 1996 to February 1997. Prior to that time, from February 1994 to February 1996 he served as President of, and from February 1991 to February 1994 he served as Executive Vice President of, American & Efird, Inc., a wholly owned subsidiary of the Company until November 2011. Mr. Dickson brings executive decision making skills, operating and management experience, and broad supermarket and real estate experience to the Board of Directors from his 30 years of experience with the Company and its subsidiaries. These experiences and Mr. Dickson’s ongoing interaction with real estate developers provide the Board of Directors with, among other things, valuable insight regarding store acquisitions and capital expenditure planning, industry expertise important to the Company’s business and a deep understanding of the Company’s operations and the economic environment in which it operates. He has been a director of the Company since 1997.

JAMES E. S. HYNES, age 72, was the Chairman of the Board of Hynes Inc., a manufacturer’s representative, from September 1986 until October 2000. As one of the most tenured directors, Mr. Hynes provides the Board of Directors with retailing and strategic planning expertise through his service on the board of Hynes Inc. His experiences dealing with major manufacturers of health and beauty products and large retailers are important to the Board of Directors’ oversight of strategic planning. He has been a director of the Company since 1983 and serves as Chairman of the Board of Commissioners of Carolinas HealthCare System, one of the Southeast’s leading healthcare systems.

ANNA SPANGLER NELSON, age 50, has been Chairman and Executive Vice President of Spangler Companies, Inc. (formerly known as Golden Eagle Industries, Inc.), a private investment company, since January 2005. Ms. Nelson has been a general partner of the Wakefield Group, a venture capital company, since September 1988. From these experiences, Ms. Nelson brings knowledge of financial products and investments that assists the Board of Directors in overseeing the financial management and risk management practices of the Company. Ms. Nelson has been a director of the Company since 1998, and serves as a Trustee of the Fidelity Charitable Gift Fund, the John S. and James L. Knight Foundation, and The North Carolina Capital Management Trust.

MARK S. ORDAN, age 53, has been the Chief Executive Officer of Sunrise Senior Living, Inc. (“Sunrise”), a provider of senior living services in the United States, Canada and the United Kingdom, since November 2008. From March 2008 through November 2008, he served as the Chief Investment and Administrative Officer of Sunrise. From October 2006 until May 2007, Mr. Ordan served as Chief Executive Officer and President of The Mills Corporation (“Mills”), a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers. Prior to that, Mr. Ordan held senior executive positions at a number of companies in the real estate, food service and supermarket industries. Mr. Ordan’s management and leadership experience as a chief executive officer of public and private companies; his knowledge and experience regarding real estate financings, acquisitions and dispositions, joint ventures and corporate and debt restructurings; his experience in the retail and supermarket industry; his director experience in public and private companies; and his service as the Chief Executive Officer and director of Sunrise are valuable assets expected to be greatly utilized by the Board of Directors. Mr. Ordan does not currently have any position or office with the Company. He has served as a director of Sunrise since July 2008.

BAILEY W. PATRICK, age 51, has been Managing Partner of Merrifield Patrick Vermillion, LLC, a company involved in commercial real estate, brokerage and development, since July 2010. Mr. Patrick was the President of Bissell Patrick LLC, which was also involved in commercial real estate, brokerage and development, from September 1998 until December 2009, at which time Bissell Patrick LLC merged into Merrifield Patrick LLC. Mr. Patrick was Managing Partner of Merrifield Patrick LLC from January 2010 until July 2010, at which time Merrifield Patrick merged to form Merrifield Patrick Vermillion LLC. Mr. Patrick has been a director of the Company since August 2003 and serves as a director of The Cato Corporation. Mr. Patrick brings a breadth and depth of operations and strategic planning experience to the Board of Directors, including real estate development experience, from his leadership at Merrifield Patrick Vermillion, LLC and its predecessor organizations. Mr. Patrick’s background particularly assists the Board of Directors in overseeing the Company’s real estate functions and expansions.

ROBERT H. SPILMAN, JR., age 56, has been the President and Chief Executive Officer of Bassett Furniture Industries, Incorporated, a furniture manufacturer and distributor, since March 2000. Mr. Spilman has been the Company’s Lead Independent Director since August 2012, and has been a director of the Company since August 2002. He also serves as a director of Bassett Furniture Industries, Incorporated and Dominion Resources, Inc. Through his management experience at Basset Furniture Industries, Incorporated, a vertically integrated manufacturer, importer and retailer of home furnishings operating a network of licensed and corporate stores, Mr. Spilman provides the Board of Directors with sales, operations, risk management, strategic planning and corporate governance expertise that is important to the oversight of the Company.

HAROLD C. STOWE, age 66, has been the managing member of Stowe-Monier Management, LLC, a venture capital management company since August 2007. Prior to that time, he served as the Interim Dean of Development at the Wall College of Business Administration of Coastal Carolina University from June 2006 to August 2007. Prior to that time, Mr. Stowe was the President and Chief Executive Officer of Canal Holdings, LLC, a real estate and asset management company, from October 2001 to March 2005. Prior to that time, he was the President and Chief Executive Officer of Canal Industries, Inc., a forest products company, from March 1997 until October 2001. Mr. Stowe has a broad range of financial, banking, and management expertise, which provides the Board of Directors with valuable experience in its oversight of the financial reporting and corporate governance of the Company. Mr. Stowe has been a director of the Company since 1998 and also serves as a director of SCANA Corporation.

ISAIAH TIDWELL, age 67, was the Georgia Wealth Management Director and Executive Vice President of Wachovia Bank, N.A. from September 2001 to February 2005. Prior to that time, he served as the President, Georgia Banking, of Wachovia Bank from July 1999 to September 2001. Mr. Tidwell’s extensive experience in retail banking operations and credit administration at Wachovia Bank provides the Board of Directors with significant financial and retail expertise important to the oversight of the Company’s retail operations, financial reporting and enterprise risk management. Mr. Tidwell has been a director of the Company since 1999 and also serves as a director of Snyder’s-Lance, Inc. and Lincoln National Corporation.

WILLIAM C. WARDEN, JR., age 60, was the Executive Vice President, Administration, of Lowes Companies, Inc. from February 1996 to February 2003. Mr. Warden’s experience as an executive of a large retail organization provides the Board of Directors with expertise in the areas of real estate, engineering and construction, loss prevention and safety, internal audit, administration and legal that is relevant to the Company’s businesses, developments and operations as well as the strategic planning functions of the Board of Directors. Mr. Warden has been a director of the Company since February 2008 and also serves as a director of Bassett Furniture Industries, Incorporated.

No director or nominee for director of the Company has a family relationship as close as first cousin with any other executive officer, director or nominee for director of the Company.

Directors’ Fees and Attendance

The Company compensated each director elected to the Board of Directors at the Company’s 2012 Annual Meeting of Shareholders who was not an employee of the Company via an annual fee in the amount of $37,500 for services as a director. Non-employee directors also receive a meeting fee for each Board of Directors or committee meeting attended. The meeting fee was $2,000 for the October 2011 and November 2011 meetings and $2,500 per meeting for the meetings held during the remainder of the fiscal year ended October 2, 2012 (“Fiscal 2012”). The Chairman of the Audit Committee was paid an annual fee of $6,000 in addition to the fees described herein.

Pursuant to the Harris Teeter Supermarkets, Inc. Director Deferral Plan (the “Deferral Plan”), non-employee directors of the Company may generally defer the payment of the annual fee and/or board and committee meeting fees. The fees deferred by a director under the Deferral Plan are converted into stock units and credited to the director’s account as of the date such fees would have otherwise been paid to the director (the “Valuation Date”). The account of a director is credited with a number of stock units equal to the number of whole and fractional shares of Common Stock which the director would have received with respect to such fees if the fees had been paid in Common Stock, determined by dividing such fees by the average of the high and low sale price (“Average Price”) of a share of Common Stock on the Valuation Date. Directors’ accounts are equitably adjusted for the amount of any dividends, stock splits or applicable changes in the capitalization of the Company. The Company uses a non-qualified trust to purchase and hold the Common Stock to satisfy the Company’s obligation under the Deferral Plan, and the directors are general creditors of the Company in the event the Company becomes insolvent. Upon termination of service as a director or in the event of death, the number of stock units in the director’s account are delivered and paid in the form of whole shares of Common Stock to the director or a designated beneficiary, plus the cash equivalent for any fractional shares.

Pursuant to the provisions of the Company’s equity incentive plans, the Company has typically granted to each new non-employee director upon his or her initial election as director a ten-year option to purchase 10,000 shares of Common Stock at an exercise price per share equal to the Average Price of the Common Stock on the date of grant of the option. These options are typically immediately vested on the date of the director’s election.

In addition to the compensation discussed herein, the Company grants other incentive awards to its non-employee directors from time to time. At the meeting of the Board of Directors held on November 17, 2011 each of John R. Belk, John P. Derham Cato, James E. S. Hynes, Anna Spangler Nelson, Bailey W. Patrick, Robert H. Spilman, Jr., Harold C. Stowe, Isaiah Tidwell and William C. Warden, Jr., constituting all of the non-employee directors of the Company at the time of the meeting, were credited with a discretionary Company contribution of $20,000, which was paid into the Deferral Plan and converted into stock units, as described herein. The Company also provides $100,000 of term life insurance coverage for each non-employee director, personal group excess liability insurance coverage, and certain perquisites as disclosed in the footnotes to the following table.

Director Compensation for 2012 (1)(2)

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(3)	Total ($)
John R. Belk	93,000	85	93,085
John P. Derham Cato	73,500	85	73,585
James E. S. Hynes	73,500	85	73,585
Anna Spangler Nelson	75,500	85	75,585
Bailey W. Patrick	90,500	85	90,585
Robert H. Spilman, Jr.	76,000	85	76,085
Harold C. Stowe	96,500	85	96,585
Isaiah Tidwell	95,000	85	95,085
William C. Warden, Jr.	92,500	85	92,585

(1)	Thomas W. Dickson, the Company’s Chairman of the Board and Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Dickson as an employee of the Company is shown in the Summary Compensation Table for 2012 provided herein.

(2)	There were no option or other awards granted to the Company’s directors during Fiscal 2012, other than to Thomas W. Dickson. With respect to Mr. Dickson, please see “Outstanding Equity Awards at Fiscal Year-End for 2012” for a list of equity awards outstanding as of October 2, 2012. The assumptions used in the calculation of these amounts, if any, are included in the note entitled “Stock Options and Stock Awards” in the Notes to Consolidated Financial Statements included within the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2012, except that for the purposes of this table the estimates of forfeitures related to service-based vesting conditions have been disregarded. The outstanding stock options for each director as of October 2, 2012 were as follows:

Outstanding Stock Option Awards at Fiscal Year-End for 2012

Name	Number
John R. Belk	4,000
John P. Derham Cato	12,000
James E. S. Hynes	—
Anna Spangler Nelson	2,000
Bailey W. Patrick	—
Robert H. Spilman, Jr.	2,000
Harold C. Stowe	2,000
Isaiah Tidwell	4,000
William C. Warden, Jr.	10,000

(3)	Perquisites and personal benefits were less than $10,000 in aggregate for each director listed in the table who served during Fiscal 2012. The Company paid premiums of $85 for a full year of term life insurance for each of the non-employee directors.

The Board of Directors held six (6) meetings during Fiscal 2012. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors on which they served during Fiscal 2012.

Committees of the Board of Directors

As of October 2, 2012, the Company’s Board of Directors had the following standing committees: (i) the Audit Committee, whose current members are Harold C. Stowe (Chair), John R. Belk, Bailey W. Patrick, Isaiah Tidwell and William C. Warden, Jr.; (ii) the Compensation Committee, whose current members are James E. S. Hynes (Chair), John P. Derham Cato, Anna Spangler Nelson and William C. Warden, Jr.; and (iii) the Corporate Governance & Nominating Committee, whose current members are Robert H. Spilman, Jr. (Chair), John R. Belk, Anna Spangler Nelson and Isaiah Tidwell. Included herein is a description of each committee of the Board of Directors.

Audit Committee: The Audit Committee discharges the Board of Director’s responsibility relating to the oversight of (i) the integrity of the financial statements and internal controls of the Company, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the outside auditor’s independence and qualifications, and (iv) the performance of the Company’s internal audit function and outside auditors. The Audit Committee, among other things, is responsible for the appointment, compensation and oversight of the independent auditors and reviews the financial statements, audit reports, internal controls and internal audit procedures. Each member of the Audit Committee has been determined to be an independent director, in accordance with the independence requirements of the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee was established in accordance with Section 3(a)(58)A of the Exchange Act. The Audit Committee met eight (8) times during Fiscal 2012.

Compensation Committee: The Compensation Committee assesses the Company’s overall compensation programs and philosophies. Among other things, it and the Chairman of the Corporate Governance & Nominating Committee approve the goals and objectives relevant to the Chief Executive Officer’s compensation and recommend to the independent members of the Board of Directors for their approval, the salary, incentive compensation and equity compensation of the Chairman of the Board and Chief Executive Officer. In addition, the Compensation Committee recommends to the independent members of the Board of Directors for its approval, the salaries, incentive compensation and equity compensation for other executive officers. The Compensation Committee also reviews the salaries and incentive compensation for other Company officers and key employees and the qualified and non-qualified retirement plans. In addition, the Compensation Committee approves the annual bonus criteria under the Company’s cash and equity incentive plans, including the 2013 Cash Incentive Plan being presented for shareholder approval at this Annual Meeting, the Harris Teeter Supermarkets, Inc. Cash Incentive Plan which was effective October 2, 2006 (the “2006 Cash Incentive Plan”) and the Harris Teeter Supermarkets, Inc. 2011 Incentive Compensation Plan (the “2011 Incentive Compensation Plan”). The Compensation Committee grants restricted stock to the employees of the Company, other than the executive officers of the Company, pursuant to the Company’s equity incentive plans and reports such actions to the Board of Directors.

The Compensation Committee may delegate any of its powers or duties to the chairperson of the Compensation Committee or any subcommittee, other than as prohibited by law. Each member of the Compensation Committee has been determined to be an independent director, in accordance with the independence requirements of the New York Stock Exchange. The Compensation Committee met one (1) time during Fiscal 2012. For more information see the “Report of the Compensation Committee” appearing elsewhere in this Proxy Statement.

Corporate Governance & Nominating Committee: The Corporate Governance & Nominating Committee identifies, reviews, evaluates and recommends nominees for the Board of Directors. In addition, the Corporate Governance & Nominating Committee monitors and evaluates the performance of the directors, individually and collectively. The Corporate Governance & Nominating Committee also reviews and makes recommendations to the full Board of Directors regarding changes in the number, chairperson, composition or responsibilities of each of the committees of the Board of Directors and also reviews the committee charters. The Corporate Governance & Nominating Committee periodically reviews the Company’s Corporate Governance Guidelines and recommends changes to the Board of Directors. Each member of the Corporate Governance & Nominating Committee has been determined to be an independent director, in accordance with the independence requirements of the New York Stock Exchange. The Corporate Governance & Nominating Committee met two (2) times during Fiscal 2012. The Corporate Governance & Nominating Committee will consider nominations for directors from shareholders. A more detailed discussion regarding the process for nominating potential director candidates is included elsewhere in this Proxy Statement under the heading “Corporate Governance Matters — Process for Nominating Potential Director Candidates.”

Beneficial Ownership of Company Stock

The following table presents information regarding the beneficial ownership of the Common Stock, within the meaning of applicable securities regulations, of all current directors and all nominees for director of the Company and the executive officers named in the Summary Compensation Table for 2012 included herein, and of such directors and executive officers of the Company as a group, all as of October 31, 2012. Except as otherwise indicated, the persons named in the table have sole voting and investment power over the shares included in the table.

Name	Shares of Common Stock Beneficially Owned (1)(2)		Percent of Class
Rodney C. Antolock	48,097	(3)	*
John R. Belk	10,783	(4)	*
John P. Derham Cato	12,000	(5)	*
Thomas W. Dickson	314,679	(6)	*
James E. S. Hynes	6,780		*
Fred A. Jackson	33,954		*
Frederick J. Morganthall, II	67,098	(7)	*
Anna Spangler Nelson	31,000	(8)	*
Mark S. Ordan	—		*
Bailey W. Patrick	—		*
Robert H. Spilman, Jr.	5,040	(9)	*
Harold C. Stowe	3,000	(10)	*
Isaiah Tidwell	4,000	(11)	*
William C. Warden, Jr.	15,000	(12)	*
John B. Woodlief	76,050	(13)	*
All current directors and executive officers as a group (13 persons)	593,527	(14)	1.2%

*	Less than 1%

(1)	The table includes shares allocated under the Retirement and Savings Plan to individual accounts of those named persons and group members who participate in the plan, the voting of which is directed by such named persons or group members, as appropriate.

(2)	In accordance with Rule 13d-3 promulgated under the Exchange Act, the table does not include shares of Common Stock that are deliverable in connection with the Deferral Plan. Pursuant to the Deferral Plan, distributions under the Deferral Plan are paid in the form of Common Stock ninety days following the date of termination of service as a director. As of October 31, 2012, the Company was authorized to deliver up to 500,000 shares of Common Stock pursuant to the Deferral Plan and has delivered 20,986 shares to the participating non-employee directors who have left the Board of Directors. Additionally there were 149,557 stock units reserved under the Deferral Plan for delivery to the current participating non-employee directors. A more detailed discussion regarding the Deferral Plan is included elsewhere in this Proxy Statement under the heading “Election of Directors — Directors’ Fees and Attendance”. The number of stock units that have been credited to each of the participating non-employee directors as of October 31, 2012 is set forth herein:

Name	Stock Units Credited Under Deferral Plan
John R. Belk	21,400
John P. Derham Cato	17,165
James E. S. Hynes	9,267
Anna Spangler Nelson	25,774
Bailey W. Patrick	16,718
Robert H. Spilman, Jr.	13,208
Harold C. Stowe	22,794
Isaiah Tidwell	16,935
William C. Warden, Jr.	6,292
Total	149,553	*
* This sum may vary from other Deferral Plan totals included herein due to rounding.

(3)	Includes 15,190 shares beneficially owned by Mr. Antolock, as to which he has sole voting and investment power; 25,750 shares of restricted stock, as to which he has sole voting power, but no investment power; 5,500 performance shares that will be settled via restricted stock within sixty days of October 31, 2012, upon the issuance of which he will have sole voting power, but no investment power; and 1,657 shares allocated to his Retirement and Savings Plan account, as to which he has sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan.

(4)	Includes 6,783 shares beneficially owned by Mr. Belk, as to which he has sole voting and investment power; and 4,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition.

(5)	Represents 12,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Cato would have sole voting and investment power upon acquisition.

(6)	Includes 201,728 shares beneficially owned by Mr. Dickson, as to which he has sole voting and investment power; 11,138 shares allocated to his Retirement and Savings Plan account, as to which he has sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan; 83,063 shares of restricted stock, as to which he has sole voting power, but no investment power; and 18,750 performance shares that will be settled via restricted stock within sixty days of October 31, 2012, upon the issuance of which he will have sole voting power, but no investment power.

(7)	Includes 14,473 shares beneficially owned by Mr. Morganthall, as to which he has sole voting and investment power; 42,625 shares of restricted stock, as to which he has sole voting power, but no investment power; and 10,000 performance shares that will be settled via restricted stock within sixty days of October 31, 2012, upon the issuance of which he will have sole voting power, but no investment power.

(8)	Includes 17,000 shares beneficially owned by Ms. Nelson as to which she has sole voting and investment power; 2,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which she would have sole voting and investment power upon acquisition; and 12,000 shares owned by a corporation with respect to which she has shared voting and investment power and is deemed the beneficial owner.

(9)	Includes 3,040 shares beneficially owned by Mr. Spilman as to which he has sole voting and investment power; and 2,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition.

(10)	Includes 1,000 shares beneficially owned by Mr. Stowe, as to which he has sole voting and investment power; and 2,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition.

(11)	Includes 4,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which Mr. Tidwell would have sole voting and investment power upon acquisition.

(12)	Includes 5,000 shares beneficially owned by Mr. Warden, as to which he has sole voting and investment power; and 10,000 shares that may be acquired upon the exercise of stock options that are currently exercisable, as to which he would have sole voting and investment power upon acquisition.

(13)	Includes 29,268 shares beneficially owned by Mr. Woodlief, as to which he has sole voting and investment power; 1,875 shares allocated to his Retirement and Savings Plan account, as to which he has sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan; 37,407 shares of restricted stock, as to which he has sole voting power, but no investment power; and 7,500 performance shares that will be settled via restricted stock within sixty days of October 31, 2012, upon the issuance of which he will have sole voting power, but no investment power.

(14)	Includes (i) 334,181 shares beneficially owned as to which such persons have sole voting and investment power; (ii) 36,000 shares that may be acquired by such persons upon the exercise of stock options that are currently exercisable or become exercisable within sixty days of October 31, 2012, as to which such persons would have sole voting and investment power upon acquisition; (iii) 12,000 shares as to which such persons have shared voting and investment power; (iv) 188,845 shares of restricted stock, as to which such persons have sole voting power, but no investment power; (v) 41,750 performance shares that will be settled via restricted stock within sixty days of October 31, 2012, upon the issuance of which such persons will have sole voting power, but no investment power; and (vi) 14,670 shares allocated to their respective Retirement and Savings Plan accounts, as to which they have sole voting power, but no investment power except to the extent diversification of such shares is permitted by the plan.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines and Committee Charters

In furtherance of its longstanding goal of providing effective governance of the Company’s business and affairs for the benefit of shareholders, the Board of Directors of the Company has approved Corporate Governance Guidelines. The Corporate Governance Guidelines contain general principles regarding the functions of the Company’s Board of Directors. The Corporate Governance Guidelines are available on the Company’s website at www.harristeeter.com under “Investor Relations” (the “Company’s Website”). In addition, committee charters for the Company’s Audit Committee, Compensation Committee and Corporate Governance & Nominating Committee are also included on the Company’s Website.

Director Independence

For a director to be considered independent under the listing standards of the New York Stock Exchange, the Board of Directors must affirmatively determine that the director has no direct or indirect “material relationship” with the Company, other than as a director. The Board of Directors has adopted categorical standards to assist it in making independence determinations. The categorical standards set forth below and available on the Company’s Website, specify certain relationships that may exist between the Company and a director, each of which is deemed not to be a “material relationship” and therefore will not, alone, prevent a director from being considered “independent”.

•	Prior Employment. The director was an employee of the Company or one of its operating subsidiaries, or his or her immediate family member was an executive officer of the Company, and over five years have passed since such employment ended.

•	Prior Relationship with the Company’s Auditors. A director or immediate family member was an employee or partner of the Company’s independent auditor, and over three years have passed since such employment, partner or auditing relationship ended.

•	Current Employment. An immediate family member of a director is employed by the Company, one of its operating subsidiaries or another entity in a non-officer position, or by the Company’s independent auditor not as a partner and not participating in the firm’s audit, assurance or tax compliance practice.

•	Interlocking Directorships. A director was employed, or his or her immediate family member was employed, as an executive officer of another company, during a time in which any of the Company’s executive officers served on that other company’s compensation committee, and over three years have passed since such service or employment relationship ended.

•	Business Relationships. A director was an executive officer or an employee, or his or her immediate family member was an executive officer, of another company that made payments to, or received payments from, the Company or its operating subsidiaries for property or services in an amount which, in each of the preceding three fiscal years, was less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	Charitable Contributions. A director was an executive officer of a charitable organization that received contributions from the Company or its operating subsidiaries in an amount which, in each of the preceding three fiscal years, was less than the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

After considering these categorical standards, the listing standards of the New York Stock Exchange and all other relevant facts and circumstances, including commercial or charitable relationships between the directors and the Company, the Board of Directors has determined that all nominees for director meet the Company’s categorical independence standards, meet the independence requirements of the New York Stock Exchange and are independent except for Thomas W. Dickson. In connection with its independence evaluation, the Board of Directors considered the transactions involving the Company and Mr. Spilman. Mr. Spilman is the President and Chief Executive Officer of Bassett Furniture Industries, Incorporated, which was a customer of the Company’s American & Efird business

(“A&E”), which was sold on November 7, 2011. The Board of Directors’ categorical standards for determining director independence are also available on the Company’s Website.

Audit Committee Financial Expert

The Board of Directors has determined that at least one member of the Audit Committee, Harold C. Stowe, is an audit committee financial expert. Mr. Stowe is “independent” as that term is defined in the New York Stock Exchange Listed Company Manual.

Executive Sessions of Non-Management Directors

Non-management directors meet without management present at regularly scheduled executive sessions. In addition, to the extent that, from time to time, the group of non-management directors includes directors that are not independent, at least once a year there is a scheduled executive session including only independent directors. The Lead Independent Director (which position is described below under “Lead Independent Director”) presides over meetings of the non-management or independent directors. Shareholders and other interested parties may communicate directly with any of the directors, including the independent or non-management directors as a group, by following the procedures set forth herein under the caption “Shareholder and Interested Party Communications with Directors.”

Code of Ethics and Code of Business Conduct and Ethics

The Company has adopted a written Code of Ethics (the “Code of Ethics”) that applies to the Company’s Chairman of the Board and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Vice President and Treasurer. The Company has also adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all employees, officers and directors of the Company. The Code of Ethics and Code of Conduct are available on the Company’s Website under the “Corporate Governance” caption. Any amendments to the Code of Ethics or Code of Conduct, or any waivers of the Code of Ethics or any waiver of the Code of Conduct for directors or executive officers, will be disclosed on the Company’s Website promptly following the date of such amendment or waiver. Information on the Company’s Website, however, does not form a part of this Proxy Statement.

Majority Vote Policy for Director Elections

The Company’s Corporate Governance Guidelines provide that if a director receives a Majority Withheld Vote, that he or she will, with no further action, immediately resign from the Board of Directors, effective upon acceptance of the resignation by the Board of Directors. Abstentions and broker non-votes are not considered “withheld” votes. Please see the discussion of the Majority Withheld Vote policy contained in “Proposal 1 — Election of Directors”.

Shareholder and Interested Party Communications with Directors

Shareholders and other interested parties may communicate directly with the entire Board of Directors, any committee of the Board of Directors, the Lead Independent Director, the Chair of any committee, any individual director, the independent or non-management directors, as a group, or any other group of directors by writing to: Harris Teeter Supermarkets, Inc. Board of Directors, c/o Secretary of the Corporation, 701 Crestdale Road, Matthews, North Carolina 28105. Each such communication should specify the applicable addressee(s). The Company’s Board of Directors has instructed the Secretary to forward these communications to the addressee, and if no specific addressee is listed, to the Chairman of the Board.

Director Attendance at Annual Meeting

The Company believes that the Annual Meeting is an opportunity for shareholders to communicate directly with the Company’s directors. Consequently, each director is encouraged to attend the Annual Meeting of Shareholders. All of the Company’s directors attended the 2012 Annual Meeting of Shareholders.

Process for Nominating Potential Director Candidates

The Corporate Governance & Nominating Committee is responsible for identifying and screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination. Director nominees are recommended to the Board of Directors annually by the Corporate Governance & Nominating Committee for election by the shareholders. As described in the Company’s Corporate Governance Guidelines, which are available at the Company’s Website, nominees for director will be selected on the basis of outstanding achievement in their personal careers, wisdom, broad experience, integrity, ability to make independent analytical inquiries, understanding of the business environment and willingness to devote adequate time to Board of Directors’ duties.

The Corporate Governance & Nominating Committee reviews the background and qualifications of each nominee to determine such nominee’s experience, competence and character and shall assess such nominee’s potential contribution to the Board of Directors, taking into account the then-existing composition of the Board of Directors and such other matters as the Corporate Governance & Nominating Committee deems appropriate. In addition, while the Company does not have a formal policy on Board of Directors diversity, the Corporate Governance Guidelines specify that the Board of Directors is committed to diversified membership. The Corporate Governance & Nominating Committee actively considers such diversity in recruitment and nominations of directors. The current composition of the Board reflects those efforts.

Nominees recommended by shareholders will be analyzed by the Corporate Governance & Nominating Committee in the same manner as nominees that are otherwise considered by such committee. Any recommendation submitted by a shareholder to the Corporate Governance & Nominating Committee must comply in all respects with Article III, Section 12, of the Company’s Bylaws, which generally requires that such recommendation be in writing and include the shareholder’s name and address; number of shares of each class of capital stock owned by the shareholder; the potential candidate’s name, resumé and biographical information; and any material interest, direct or indirect, that the shareholder may have in the election of the potential candidate to the Board of Directors. Article III, Section 12, of the Company’s Bylaws also requires that any such shareholder recommendation be received by the Company in accordance with the timeframe described under the caption “Shareholder Proposals”. A copy of the Company’s Bylaws is available upon request to: Harris Teeter Supermarkets, Inc., 701 Crestdale Road, Matthews, Charlotte, North Carolina 28105, Attention: Secretary of the Corporation.

Pursuant to its Charter, the Corporate Governance & Nominating Committee (i) periodically reviews the Company’s corporate governance principles, including criteria for the selection of Board of Directors members to insure that the criteria, including diversity, are being addressed appropriately and (ii) conducts an annual assessment of its performance and of the Charter and recommends changes to the Board of Directors when necessary.

All nominees for election to the Board of Directors have been recommended by the Corporate Governance & Nominating Committee. All such nominees are current directors standing for re-election, except for Mr. Ordan. Mr. Ordan was identified and recommended to the Corporate Governance & Nominating Committee by the Company’s Chairman of the Board and Chief Executive Officer.

Lead Independent Director

The Company’s Bylaws and Corporate Governance Guidelines permit the independent directors to designate from among themselves a Lead Independent Director. If so designated, the Lead Independent Director presides over executive session meetings of the non-management or independent directors, serves as the principal liaison between the Chairman of the Board and the independent directors (unless the matter under consideration is within the jurisdiction of one of the Board’s committees), and consults with the Chairman of the Board regarding information to be sent to the Board, meeting agendas and establishing meeting schedules.

Board Leadership Structure

The Board believes it is beneficial to the Company and its shareholders to designate a Lead Independent Director, who carries out the roles described above. Mr. Spilman, an independent director and the Chairman of the Corporate Governance & Nominating Committee, is currently our Lead Independent Director. Mr. Spilman is an effective Lead Independent Director due to, among other things, his independence, his understanding of the

Company and its business during his long tenure on the Board, his corporate governance knowledge acquired during his tenure as a member of the Corporate Governance & Nominating Committee, his experience on other boards, and his business experience as an executive of another company.

Currently, Thomas W. Dickson serves as Chairman of the Board and Chief Executive Officer. The Board of Directors believes that Mr. Dickson’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its shareholders because Mr. Dickson possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas, with consultation of the Lead Independent Director, that ensure that the Board of Directors’ time and attention are focused on the most important matters. The combined positions help to provide a unified leadership and direction for the Company, enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees, customers and suppliers.

The Board of Directors also believes that its Lead Independent Director position effectively balances any risk of concentration of authority that may exist with a combined Chairman of the Board and Chief Executive Officer position. Furthermore, the Board of Directors believes that this practice is appropriate in light of the fact that currently only one of the directors, Mr. Dickson, is an employee of the Company, all of the other directors are independent, and that all of the committees of the Board of Directors are comprised solely of independent directors. The Board of Directors believes that its current leadership structure enhances Mr. Dickson’s ability to provide insight and direction on important strategic initiatives simultaneously to both management and the independent directors.

Role in Risk Oversight

As the Company’s principal governing body, the Board of Directors has the ultimate responsibility for overseeing the Company’s risk management practices. The Board of Directors has delegated certain risk management functions to its committees.

Pursuant to the Audit Committee Charter, one of the primary roles and responsibilities of the Audit Committee is to assist the Board of Directors with the oversight of: (1) the integrity of the financial statements and internal controls of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the outside auditor’s independence and qualifications, and (4) the performance of the Company’s internal audit function and outside auditors. Under the Audit Committee Charter, the Audit Committee will, among other responsibilities and duties:

•	Review with the outside auditor and management, as appropriate, significant financial reporting issues and judgments identified by management or the outside auditor and made in connection with the preparation of the Company’s financial statements;

•	Review with the outside auditor and management, major issues identified by management or the outside auditor regarding the Company’s accounting and auditing principles and practices, including critical accounting policies, and major changes in auditing and accounting principles and practices suggested by the outside auditor, internal auditor or management; and

•	Consult with the outside auditor and management concerning the Company’s internal controls, including any significant deficiencies and significant changes in internal controls, and review management’s and the outside auditor’s reports on internal control over financial reporting.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended October 2, 2012.

SUBMITTED BY THE COMPENSATION COMMITTEE
John P. Derham Cato James E. S. Hynes Anna Spangler Nelson William C. Warden, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Despite the challenging economic environment, the Company delivered strong financial results in Fiscal 2012. Due to the sale of A&E as previously described, A&E’s results were reported as discontinued operations for Fiscal 2012 and prior years. The Company reported earnings from continuing operations for Fiscal 2012 of $99.9 million, or $2.04 per diluted share, a decrease from $111.4 million, or $2.28 per diluted share, for the fiscal year ended October 2, 2011 (“Fiscal 2011”). Fiscal 2012 earnings from continuing operations were impacted by the one-time incremental costs of $29.8 million associated with the Company’s previously announced sale and purchase transactions with Lowe’s Food Stores, Inc. (“Lowes Foods”) in June 2012 (the “Lowes Foods Transaction Expenses”). Consolidated Fiscal 2012 net earnings were $82.5 million, comprised of the $99.9 million in earnings from continuing operations and $17.4 million in losses from discontinued operations (net of tax benefits). The Company also generated net sales of $4.54 billion for Fiscal 2012, a 5.8% increase in net sales from Fiscal 2011, attributable to new store activity and comparable store sales increases. Comparable store sales increased by 3.97% for Fiscal 2012. In addition, the Company successfully completed the realignment of the Company’s focus into one primary business, the supermarket business, while achieving its operating profit targets for Fiscal 2012.

We refer to the five named executive officers listed in the Summary Compensation Table for 2012 as the “NEOs.” Mr. Jackson was an executive officer of the Company until he separated from employment with the Company on November 7, 2011. However, Mr. Jackson is treated as an NEO for purposes of this Proxy Statement based on SEC rules. Because some of the Compensation Committee’s decisions regarding Fiscal 2012 executive compensation occurred at its meeting held subsequent to the sale of A&E and Mr. Jackson’s separation, he is not included in certain of the discussions regarding the compensation setting process for Fiscal 2012 (including for example the setting of Fiscal 2012 base salaries and performance criteria for equity awards). Those distinctions are described in more detail below. The four NEOs other than Mr. Jackson are sometimes referred to as “current NEOs.”

Based on a comprehensive performance assessment of the Company’s financial results, and combined with a review of the economic environment and competitive trends, the Compensation Committee made the following decisions for the current NEOs for Fiscal 2012:

•	Base salaries increased for each current NEO, due to the Company’s meeting Fiscal 2011 performance targets and the relative success of each current NEO in achieving his applicable individual performance goals, all as described in more detail below.

•	Fiscal 2012 annual cash plan incentive awards were granted to the current NEOs based upon the respective Fiscal 2012 operating results of the Company and as computed in accordance with the respective bonus formulas approved by the Compensation Committee.

•	The Compensation Committee granted long-term incentive awards covering 37,500 shares of Common Stock to Mr. Dickson and covering an aggregate of 46,000 shares of Common Stock to the other current NEOs.

For Fiscal 2012, Mr. Dickson received total compensation of $3,330,328 (excluding amounts attributable to change in pension value and non-qualified deferred compensation earnings), reflecting strong Company and individual performance in Fiscal 2012. Mr. Dickson’s total compensation reflects the role he plays in establishing the Company’s strategic agenda and long-range plan, overseeing the management and execution of the Company’s day-to-day operations and leading the Company in a challenging global economic and regulatory environment. Although his compensation is generally determined using the same methodology as used for each of the other NEOs, Mr. Dickson’s compensation is higher than the compensation paid to any of the other NEOs as his responsibilities and obligations at the Company are greater than those of any of the other NEOs.

Each of the other NEOs received total compensation in Fiscal 2012, excluding amounts attributable to change in pension value and non-qualified deferred compensation earnings, as follows: Mr. Morganthall, $1,959,581, Mr. Woodlief, $1,757,768, Mr. Antolock, $1,357,675, and Mr. Jackson, $995,949. The compensation paid to the current NEOs reflects the performance of the Company during Fiscal 2012, as well as individual performance as detailed below. Mr. Jackson’s compensation reflects his base salary earned through the date of his separation, a cash discretionary bonus for the performance of A&E through November 7, 2011, accelerated vesting of outstanding equity awards as of the date of his separation, and other amounts.

During Fiscal 2012, the Compensation Committee made minimal changes to the compensation programs. No changes were made to the overall design of the Company’s compensation programs.

Executive Compensation Philosophy

The primary objective of the Company’s executive compensation program is to enhance shareholder value in the Company while attracting, retaining and rewarding highly qualified executives. Accordingly, the Company’s executive compensation program encourages management to produce strong financial performance by tying corporate and individual performance to compensation levels. The Company’s executive compensation program consists generally of annual base salary, annual cash incentive bonuses, long-term equity incentive compensation, such as stock options, restricted stock and performance share grants, and other benefits.

The Company’s practice is to provide incentives through its compensation program that promote both the short-term and long-term financial objectives of the Company. Achievement of short-term objectives is rewarded through base salary and annual cash incentive bonuses, while long-term equity incentive awards encourage management to focus on the Company’s long-term goals and success. Both annual cash incentive bonuses and a substantial portion of long-term equity incentive compensation are performance-based. These incentives are based on financial objectives of importance to the Company, including net operating profit after tax return on invested capital. The Company’s compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive’s potential compensation is at risk and tied to performance of the Company. The percentage of an executive’s compensation that is tied to performance increases as the Company’s profit performance and rate of return increases.

Compensation Setting Process

The Compensation Committee is responsible for setting total compensation for executives of the Company and for overseeing the Company’s various executive compensation plans and the overall management of the compensation program. Periodically, the Compensation Committee obtains independent and impartial advice from external compensation consulting firms and industry surveys and resources in executing its responsibilities. In prior fiscal years the Compensation Committee had engaged Mercer to act as its independent compensation consultant. For Fiscal 2012 the Company did not retain the services of a compensation consultant and the Compensation Committee instead referenced information provided to the Compensation Committee from prior fiscal years by the compensation consultant, along with other market information the Compensation Committee considered relevant.

The Compensation Committee considers various published broad-based third party surveys of the annual compensation of wholesale and retail food companies as well as other retail companies including drug store, convenience, mass merchandising and specialty retail (the “Compensation Surveys”). The companies surveyed in the Compensation Surveys generally include (i) companies that operate in the specific industries in which the Company operates, (ii) regional companies that are comparable in size to the Company and (iii) other companies with which the Company believes it competes for its top executives. For example, one survey covers 214 companies in the retail sector including big box stores, grocery, drug and convenience stores, outlet stores, restaurants, department and specialty stores, while a second survey covers 111 companies in the retail sector, and a third survey covers 35 wholesale and retail food companies. The Compensation Surveys generally provide information on what companies paid their executives in terms of base salary and annual incentives, the target annual compensation the executives could have received upon attainment of certain goals, the value and composition of long term incentives companies granted to executives, and long term incentives and annual incentives as a percentage of base salary. While the Compensation Committee believes the Compensation Surveys are valuable, it does not use the Compensation Surveys as a benchmark to set executive compensation. The Compensation Committee does not believe it is appropriate to tie executive compensation directly to the compensation awarded by other companies or to a particular survey or group of surveys. Instead, the purpose of the Compensation Surveys, and the manner in which it was used by the Compensation Committee, was to provide a general understanding of current compensation practices and trends of similarly situated companies. The Compensation Surveys contain high-level analyses and are compiled from information from a number of companies. The Compensation Committee uses the Compensation Surveys as a tool to compare the overall compensation of its own executives to the executives of other companies in similar sectors. No specific compensation decision for any individual was based on or justified by any Compensation Survey.

In its annual review of executive compensation, the Compensation Committee meets with the Company’s Chief Executive Officer with regard to the compensation packages of the Company’s executive officers other than the Chief Executive Officer. The Chief Executive Officer recommends any compensation adjustments for these officers to the Compensation Committee for its review, with changes in compensation being based upon the individual’s performance, the performance of the Company, and the individual’s level of responsibility. The Compensation Committee accepts, rejects or modifies the Chief Executive Officer’s recommendations at its discretion. The Compensation Committee then makes a recommendation to the independent directors for their approval. The Compensation Committee, along with the Chairman of the Corporate Governance & Nominating Committee, performs the annual evaluation of the Chief Executive Officer. The compensation for the Chief Executive Officer is approved by the independent directors upon the recommendation of the Compensation Committee.

Shareholder Say-on-Pay Vote

At the 2012 Annual Meeting of Shareholders, the Shareholders provided an advisory vote with 96% of the votes cast approving the compensation of the Company’s named executive officers for Fiscal 2011 (the “Advisory Vote”). Subsequently, in its meeting held in November 2012 the Compensation Committee considered the results of the Advisory Vote in determining compensation policies and decisions of the Company. The Advisory Vote affected the Company’s executive compensation decisions and policies by reaffirming the Company’s pay-for-performance philosophy, and the Compensation Committee will continue to use this philosophy and past practice, as well as results of future say-on-pay proposals, in determining future compensation decisions.

The Board has determined that the Company’s shareholders should vote on a say-on-pay proposal each year, consistent with the preference expressed by the shareholders at the 2010 Annual Meeting of Shareholders. Accordingly, at the Annual Meeting, shareholders will again have the opportunity to indicate their views on NEO compensation. For additional information, see “Proposal 3: Advisory (Non-Binding) “Say On Pay” Vote Approving Executive Compensation” in this Proxy Statement.

Elements of Compensation

Annual Cash Compensation. The Company’s annual cash compensation for its executives consists of base salary and cash incentive bonuses. The total annual cash compensation levels of the respective executives reflect the varying duties and responsibilities of each individual executive’s position with the Company, with consideration given to the executive’s individual performance, as well as the consolidated financial condition and results of operation of the Company.

For Fiscal 2012, base salaries of the current NEOs were reviewed and, on average, increases of 3.8% were provided. Mr. Jackson separated from the Company prior to the Compensation Committee’s determination of Fiscal 2012 base salaries. Base salary increases were based on each current NEO’s achievement of personal performance objectives and operating results during Fiscal 2011. The operating results considered were primarily return on invested capital during the fiscal year calculated as net operating profit after tax divided by invested capital at the beginning of the fiscal year (“NOPAT Return”) and operating margin. The personal performance objectives vary for each current NEO as described in specific detail below, and were primarily tied to the performance of the Company for the prior year, Fiscal 2011. No particular weight was assigned to any particular performance goal, and the personal performance objectives considered by the Compensation Committee may from year to year change, depending on the needs of the Company. The Chief Executive Officer meets with the Compensation Committee and presents a set of personal objectives for the Compensation Committee to consider. After discussion, the Compensation Committee approves the personal objectives for the Chief Executive Officer. For all current NEOs other than the Chief Executive Officer, the performance objectives are generally discussed between the respective current NEO and the Chief Executive Officer, who then reviews them with the Compensation Committee. The Compensation Committee does not determine the current NEOs’ base salaries based on a formula or targeted performance.

Based upon the recommendations of management relating to management’s expectations for Fiscal 2012 as well as the foregoing factors, the Compensation Committee determined to increase the base salaries of the current NEOs for Fiscal 2012 as detailed in the 2012 Base Salary Adjustment table below. The target corporate operating results and individual performance objectives for the current NEOs from the prior year, Fiscal 2011, that were used to determine the base salaries for Fiscal 2012 were as follows:

•	For Mr. Dickson, the Fiscal 2011 target corporate operating results were achieving sales at Harris Teeter of $4.15 billion (actual $4.29 billion) and operating profit of $172.5 million (actual $191.1 million), and sales at A&E of $304.3 million (actual $320.8 million) and operating profit of $17.5 million (actual $27.0 million). The Fiscal 2011 performance objectives for Mr. Dickson included: achieving positive same store sales of 0.5%, at Harris Teeter, opening 8 new stores and completing 5 major remodelings, and achieving a variety of specific productivity, cost savings and operational goals, and at A&E, domestic and foreign profitability improvements, and increased market share in A&E’s foreign markets. During Fiscal 2011, the Company achieved most of Mr. Dickson’s performance objectives, including: Harris Teeter achieved positive same store sales of 3.27%, opened 7 new stores and completed 8 major remodels, and made progress on a number of productivity and other goals, and until the Company’s sale of A&E, A&E maintained consistent profitability in the U.S. and achieved consistent profitability in Europe, and made some improvements in foreign market share.

•	For Mr. Woodlief, the Fiscal 2011 target corporate operating results were achieving sales at Harris Teeter of $4.15 billion (actual $4.29 billion) and operating profit of $172.5 million (actual $191.1 million), and sales at A&E of $304.3 million (actual $320.8 million) and operating profit of $17.5 million (actual $27.0 million). The Fiscal 2011 performance objectives for Mr. Woodlief included continuing to support and update an enterprise-wide risk management process, work towards sale of the Company’s foreign investment and assist with cost optimization efforts. During Fiscal 2011, the Company achieved most of Mr. Woodlief’s performance objectives, including: the Company made a number of improvements in risk management, sold its foreign investment generating $21.6 million of cash, and made progress towards cost optimization.

•	For Mr. Morganthall, the Fiscal 2011 target corporate operating results were achieving operating profit of $172.5 million (actual $191.1 million). The Fiscal 2011 performance objectives for Mr. Morganthall included instituting new management systems, re-engineering distribution work standards, achieving positive same store sales of 0.5%, and reducing energy consumption in core stores by 2%. During Fiscal 2011, the Company achieved most of Mr. Morganthall’s performance objectives, including: achieving positive same store sales of 3.27%.

•	For Mr. Antolock, the Fiscal 2011 target corporate operating results were achieving operating profit of $172.5 million (actual $191.1 million). The Fiscal 2011 performance objectives for Mr. Antolock included improvements in customer satisfaction, implementation of technology systems, and reducing energy consumption in core stores. During Fiscal 2011, the Company achieved most of Mr. Antolock’s performance objectives.

2012 Base Salary Adjustment

Name	Fiscal 2011 Base Salary ($)	Fiscal 2012 Base Salary ($)	Increase ($)	Increase (%)
Dickson	682,000	709,000	27,000	4.0
Morganthall	482,000	500,000	18,000	3.7
Woodlief	472,500	487,000	14,500	3.1
Antolock	396,907	415,000	18,093	4.6
Jackson	328,000	N/A(1)	N/A	N/A

(1)	Mr. Jackson separated from the Company on November 7, 2011 as previously discussed herein.

Annual cash incentive plan awards (“Incentive Bonuses”) are provided to the current NEOs through the 2006 Cash Incentive Plan, which was approved by the shareholders at the Annual Meeting of Shareholders held on February 15, 2007. Awards under the 2006 Cash Incentive Plan link incentive pay to level of achievement of financial performance criteria. The Compensation Committee awards potential Incentive Bonuses to the current NEOs based upon each such NEO’s level of responsibility within the Company, and the attainment of that potential compensation is based upon the performance of the Company. In particular, the Compensation Committee has set forth performance metrics for the Company based on information which the Compensation Committee deems most important to determining the performance of such entities. The footnotes to the Cash Incentive Plan Awards for 2012 table identify the different performance metric thresholds which the current NEOs would be required to meet in order to earn an Incentive Bonus under the plan. At its meeting in November 2012, the Board of Directors adopted the 2013 Cash Incentive Plan being presented to shareholders for approval at this Annual Meeting (see “Proposal 2: Approval of the Harris Teeter Supermarkets, Inc. 2013 Cash Incentive Plan”). It is anticipated that future Incentive Bonuses would be granted pursuant to the 2013 Cash Incentive Plan.

Harris Teeter Supermarkets, Inc. is a holding company for its primary operating subsidiary Harris Teeter, Inc. (“Harris Teeter”), and prior to the sale of A&E, was a holding company for both Harris Teeter and A&E. Historically Incentive Bonuses for the Company’s executives were based on the performance of the company by which such executive was employed (i.e., Harris Teeter Supermarkets, Inc., Harris Teeter or A&E). At the time the performance criteria for Fiscal 2012 Incentive Bonuses were set, Mr. Dickson and Mr. Woodlief were employed by Harris Teeter Supermarkets, Inc. and Mr. Morganthall and Mr. Antolock were employed by Harris Teeter. Accordingly, for Fiscal 2012, Incentive Bonuses for Mr. Dickson and Mr. Woodlief were based on NOPAT Return and Incentive Bonuses for Mr. Morganthall and Mr. Antolock were based on operating profit margin. As described above, Mr. Jackson was no longer an employee of the Company as of November 2011, and, as such, the Compensation Committee did not award him an Incentive Bonus for Fiscal 2012.

Generally, if the Company or its subsidiary achieves the applicable predetermined minimum goals, which are approved by the Compensation Committee, executives are paid a predetermined percentage of their base salary as their Incentive Bonus. The percentage of base salary payable as Incentive Bonus increases as the operating profit margin or NOPAT Return increases. The Compensation Committee has the discretion to eliminate or reduce the Incentive Bonus payable to any or all of the current NEOs in accordance with the 2006 Cash Incentive Plan.

The Compensation Committee uses NOPAT Return and operating profit margin as performance measures for the Company because the Compensation Committee believes these measures are appropriate determinates of the Company’s success. NOPAT Return is a measure by which the Compensation Committee is able to determine the Company’s return on total invested capital (for all investors, including shareholders and debt holders). NOPAT Return effectively adjusts for the financing of a company and is a better measure of the operational performance of the business. By using NOPAT Return the Compensation Committee is able to determine the on-going operational success of the Company. Operating profit margin is a measurement of what proportion of a company’s revenue is remaining after paying for all operating costs, specifically excluding financing costs. Operating profit margin provides a measure of how much a company earns (before interest and taxes) on each dollar of sales. If the operating profit margin is increasing, the Company is earning more per dollar of sales. In addition, the Compensation Committee has chosen these performance measures because the Compensation Committee believes these measures are used by third parties, such as investment banks, analysts and lenders, to judge the performance of the Company and its competitors, and these performance measures are utilized by the Company when evaluating their performance against its peers. Further, these measures are used to compensate various other employees at the Company. However, as described below, for future years the Compensation Committee expects to utilize the same Incentive Compensation performance metrics for all named executive officers, with variance in individual awards as a percentage of base salaries and the thresholds for incentive bonuses reflective of their respective roles at the Company.

Pursuant to its authority under the 2006 Cash Incentive Plan, in connection with determining whether the Company achieved its performance criteria for Fiscal 2012 Incentive Bonuses, the Compensation Committee excluded the $29.8 million of Lowes Foods Transaction Expenses, as these expenses represented one-time non-operational items occurring during the relevant performance period. The Compensation Committee determined that including the Lowes Foods Transaction Expenses in the NOPAT Return or operating profit margin calculations materially affected the fairness of those performance criteria and unduly affected the Company’s ability to meet them at the prescribed levels. The Compensation Committee believes that the transactions with Lowes Foods provide a long-term strategic benefit to the Company, and that excluding the Lowes Foods Transaction Expenses is in the best interests of the Company’s shareholders because it is consistent with the Company’s philosophy to align executive compensation with long-term shareholder value. After excluding these expenses and reviewing the performance of the Company, the Compensation Committee determined the Fiscal 2012 Incentive Bonuses.

The following table describes the threshold and actual Incentive Bonuses that were payable under the 2006 Cash Incentive Plan to each of the current NEOs for Fiscal 2012. Based on the actual Fiscal 2012 performance of the Company, adjusted for the Lowes Foods Transaction Expenses, as previously described, the current NEOs were eligible for and received Incentive Bonuses for Fiscal 2012 in the aggregate amount of $2,043,820. The actual Incentive Bonuses payable to the current NEOs for performance in Fiscal 2012 are reflected in the following table and in the Summary Compensation Table for 2012, and additional information regarding the 2006 Cash Incentive Plan awards for Fiscal 2012 may be found below in the Grants of Plan-Based Awards Table for 2012. The difference in the potential Incentive Bonuses paid among the current NEOs is reflective of the variance in the duties and responsibilities of the positions held by each current NEO. This difference in potential Incentive Bonuses is influenced by the Compensation Committee’s assessment of the degree to which the NEO may directly influence the Company’s business.

Cash Incentive Plan Awards for 2012

Name	Threshold Performance Metric	Threshold Incentive Bonus (% of Base Salary)	Threshold Incentive Bonus ($)	Actual Fiscal 2012 Performance	Actual Incentive Bonus (% of Base Salary)	Actual Incentive Bonus ($)
Dickson	4% NOPAT Return on Beginning Invested Capital	N/A(1)	—	8.92% NOPAT Return on Beginning Invested Capital	118.08	837,187

Morganthall	2% Operating Profit Margin	15(3)	75,000	4.58% Operating Profit Margin	79.50	397,500

Woodlief	4% NOPAT Return on Beginning Invested Capital	N/A(2)	—	8.92% NOPAT Return on Beginning Invested Capital	98.40	479,208

Antolock	2% Operating Profit Margin	15(3)	62,250	4.58% Operating Profit Margin	79.50	329,925

Jackson(4)	—	—	—	—	—	—

(1)	An Incentive Bonus of 24% of his base salary would be earned by Mr. Dickson for each 1% NOPAT return on beginning invested capital above 4%. Increments of less than 1% would be calculated on a pro rata basis.

(2)	An Incentive Bonus of 20% of his base salary would be earned by Mr. Woodlief for each 1% NOPAT return on beginning invested capital above 4%. Increments of less than 1% would be calculated on a pro rata basis.

(3)	An Incentive Bonus of 15% of his base salary would be earned by the individual upon the achievement of a 2.0% operating profit margin, and an additional Incentive Bonus of 2.5% of his base salary would be earned for each 0.1% operating profit margin over 2.0%.

(4)	Mr. Jackson separated from the Company on November 7, 2011 as previously discussed herein.

As described above, the Compensation Committee historically set Incentive Bonus performance criteria based on the company by which an executive was employed. In November 2011 the Compensation Committee used this approach in setting Incentive Bonus thresholds for executives, including the current NEOs. However, subsequent to the sale of A&E, Mr. Morganthall was named President and Chief Operating Officer of the holding company, and Mr. Antolock was named an Executive Vice President of the holding company. Following the end of the performance period, the Compensation Committee reviewed its prior approach and determined that, in light of Messrs. Morganthall’s and Antolock’s new roles and the fact that the Company is now engaged in one principal line of business, it is appropriate and in the best interests of the Company’s shareholders to award bonuses for all NEOs utilizing the same performance criteria. The Compensation Committee then determined that Mr. Morganthall and Mr. Antolock would have received a larger bonus if their Fiscal 2012 Incentive Bonuses were set based on NOPAT Return (the formula used for Mr. Dickson and Mr. Woodlief) rather than operating profit margin of Harris Teeter. Accordingly, the Compensation Committee granted discretionary cash bonuses to these two NEOs such that their total cash bonus compensation reflected approximately the amount of annual incentive compensation they would have received if their Incentive Bonuses were based on NOPAT Return. This additional amount equaled $75,000 for Mr. Morganthall and $50,000 for Mr. Antolock. These discretionary bonuses also reflected the executives’ respective contributions to the Company in Fiscal 2012, which included the successful acquisition and accelerated opening of stores in connection with the Lowes Foods transactions described above. For Fiscal 2013, the Compensation Committee will use NOPAT Return for annual incentive compensation for all named executive officers and operating profit margin for certain other employees of the Company.

Long-Term Equity Incentive Compensation. The Company’s executive compensation program is intended to provide executives — who have significant responsibility for the management, growth and future success of the Company — with an opportunity to increase their ownership in the Company and thereby gain from any long-term appreciation in the Company’s stock. The Company typically provides long-term equity incentive compensation to its executives through the grant of restricted stock and performance shares pursuant to its shareholder approved equity incentive plans.

Generally, the Company plans its equity incentive award grant dates well in advance of any actual grant. The timing of the Company’s regular annual awards coincides with a scheduled meeting of the Board of Directors, which historically has been the first meeting of the Board of Directors in the new fiscal year. The grant date is established when the Board of Directors, acting upon the recommendation of the Compensation Committee, approves the grants and all key terms. Newly hired employees may receive equity incentive awards prior to the annual grant date upon the approval of the Compensation Committee. The Company does not coordinate the timing of equity incentive awards with the release of material non-public information.

In Fiscal 2012, the Company granted restricted stock and performance shares to a broad range of management employees of the Company, including the current NEOs. All of the Fiscal 2012 grants were made in November 2011 and generally each employee received a grant of equal amounts of restricted stock and performance shares. The restricted stock vests 20% per year on each of the first five anniversaries of the date of the award. The performance shares entitled each recipient to receive shares of restricted stock, only upon the achievement of certain performance objectives as described herein for Fiscal 2012. Restricted stock issued in satisfaction of performance shares vests 25% per year on each of the first four anniversaries of the issuance of the restricted stock. The issuances of restricted stock from performance shares for the current NEOs were 100% subject to the Company meeting its operating profit projections for Fiscal 2012, which was $197,000,000.

The belief of the Compensation Committee is that the equity awards incentivize employees by tying their compensation to the value of the Company’s Common Stock. The performance share grants are designed to incent the broad range of management employees, including the current NEOs, to achieve the annual operating profit projections which are provided to the Company’s Board of Directors. During Fiscal 2012, with respect to performance share awards, the Company’s executives earned the full amount of awards. The performance share awards for Fiscal 2012 are designed to be achievable by all of the participants in such award plans. Reference is made to the Grants of Plan-Based Awards for 2012 table for more information regarding the equity award grants.

The criteria considered by the Compensation Committee in granting restricted stock and performance shares to current NEOs included level of responsibility or position with the Company, performance and length of employment. The Compensation Committee also considers the number of equity awards previously granted to employees when approving new grants. The Company’s equity based incentive compensation awards are intended to provide executive officers a vested interest in the long-term financial performance of the Company and closely align the interests of the shareholders and executives, with the goal of increasing shareholder value in the Company. The vesting schedule utilized for both the restricted stock and performance shares is a retention feature designed to encourage long-term employment by executives.

Pursuant to its authority under the 2011 Incentive Compensation Plan, in connection with determining whether the Company achieved its performance criteria for performance shares, the Compensation Committee excluded the effect of the Lowes Foods Transaction Expenses for the reasons described above with respect to Incentive Bonuses. After excluding these expenses and reviewing the performance of the Company, the Compensation Committee determined that the Company met the applicable performance criteria for issuance of restricted stock in settlement of performance shares.

2012 Restricted Stock Awards

Name	Shares of Restricted Stock Awarded in FY 2012 (1)
Thomas W. Dickson	18,750
Frederick J. Morganthall, II	10,000
John B. Woodlief	7,500
Rodney C. Antolock	5,500
Fred A. Jackson	—

(1)	These awards of restricted stock will vest 20% per year on each of the first five anniversaries of the date of the award.

2012 Performance Share Awards

Name	Maximum Shares of Restricted Stock Awardable in FY 2013, Contingent on FY 2012 Performance (1)	Shares of Restricted Stock Awarded in FY 2013, Based on Actual FY 2012 Performance (2)
Thomas W. Dickson	18,750	18,750
Frederick J. Morganthall, II	10,000	10,000
John B. Woodlief	7,500	7,500
Rodney C. Antolock	5,500	5,500
Fred A. Jackson	—	—

(1)	Award was contingent upon achieving operating profit projection for Fiscal 2012 of $197 million.

(2)	Once issued, these shares of restricted stock vest 25% per year on each of the first four anniversaries of the date of the issuance.

Pension Plan and Supplemental Executive Retirement Plan. NEOs participate in the Harris Teeter Supermarkets, Inc. Employees’ Pension Plan (the “Pension Plan”), a tax-qualified defined benefit retirement plan for eligible employees, on the same basis as other similarly situated employees. NEOs also participate in the Harris Teeter Supermarkets, Inc. Supplemental Executive Retirement Plan (the “SERP”), which is an unfunded excess benefit plan maintained to supplement the benefits payable to participants (generally senior officers of the Company) under the Pension Plan. SERP participants, depending on length of service and vesting requirements, can become entitled to retirement payments inclusive of assumed pension, profit sharing and social security retirement benefits up to 60% of a participant’s final average earnings. See the information under the headings “Pension Plan” and “SERP” below for a more detailed discussion of the Pension Plan and the SERP. The Company historically viewed the Pension Plan as a basic component in retaining employees; however, the Company chose to partially freeze the plan as other programs were deemed a more effective and widely utilized method to compensate and retain employees. Effective September 30, 2005, the Company’s Board of Directors approved changes to the Pension Plan which prohibited participation by new employees, froze benefit accruals for certain participants, and provided transition benefits to those participants that achieved specified age and service levels on December 31, 2005. These transition benefits were provided to the majority of the Pension Plan participants as determined on the date of the freeze. Each of the Company’s NEOs is entitled to these transition benefits and, as a result, the expected benefits to each under the SERP and Pension Plan were not substantially affected by the plan changes.

Deferred Compensation Plan. The Company has a deferred compensation plan, the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan (the “Flexible Deferral Plan”), which allows eligible participants to forego the receipt of earned compensation for specified periods of time. Each of the NEOs is eligible to participate in the Flexible Deferral Plan. Pursuant to the Flexible Deferral Plan, compensation earned by participants (which is also reported in the Summary Compensation Table for 2012) is deferred at the election of the plan participant. These deferred amounts and a Company match based upon the same formula applicable to deferrals made pursuant to the Retirement and Savings Plan are credited to the individual’s account. The value of an individual’s account will increase or decrease based on the performance of the selected market investment alternatives elected by the participant of the Flexible Deferral Plan. Additional details of the Flexible Deferral Plan are included under the heading “Flexible Deferral Plan” below.

Perquisites and Other Benefits. The Company provides certain perquisites and other benefits to executive management where they generally either (i) meet the business needs of the organization, or (ii) provide a level of benefits commensurate with the group insurance plans offered to all employees to recognize limitations on wages. The Company believes that these types of benefits are highly effective in recruiting and retaining qualified executive officers because they provide the executive officer with longer term security and protection for the future. The Company believes that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package and furthers the Company’s goal of attracting, retaining and rewarding highly qualified executives. Furthermore, the Company believes that while its executives could purchase such coverage individually, the superior purchasing power of the Company allows the Company to purchase the benefits in a more cost effective manner. The Company generally believes that perquisites have greater value to the executives than the cost to the Company to provide them, thus providing a return on the cost of providing such benefits. The Compensation Committee considers these other forms of compensation, as well as perquisites made available to executive officers, when setting annual base salary, incentive compensation and long-term incentive compensation. Additionally, the Company provides tax gross-up reimbursements to the NEOs for the value of certain of these benefits, in order to provide the NEOs with the full value of such benefits.

Perquisites. To the extent reportable perquisites, as defined by the SEC, are granted in Fiscal 2012, they are disclosed in the footnotes to the Summary Compensation Table below. Perquisites are provided from time to time consistent with the Company’s philosophy outlined above.

Retirement and Savings Plan. The Company also maintains the Retirement and Savings Plan in which executives and other employees are entitled to participate upon satisfaction of the eligibility requirements. The Retirement and Savings Plan provides participants a specified Company match on a portion of their pay contributed to the Retirement and Savings Plan in accordance with plan rules. The Company provides a match equal to 50% of the pay contributed to the Retirement and Savings Plan up to 4% of pay, subject to certain limitations. The Retirement and Savings Plan also provides eligible participants a Company-paid automatic retirement contribution. Based upon age and service points, eligible participants will receive an annual automatic retirement contribution equal to between 2% and 5% of covered pay, subject to certain limitations.

Disability Benefits and Excess Liability Insurance. The Company generally provides income protection in the event of disability under group insurance plans for its employees. These group plans have limitations on income replacement and, as a result, highly compensated employees are not provided proportional income protection. Accordingly, alternative disability coverage is provided by the Company to certain members of executive management, including all current NEOs, pursuant to an executive long term disability plan (the “Executive Long Term Disability Plan”). The premiums paid with respect to the Executive Long Term Disability Plan was grossed up for tax purposes. The Company also provides personal group excess liability insurance coverage to certain members of executive management, including all current NEOs.

Life Insurance. The Company maintains a group universal insurance plan through the Key Employee Life Insurance Plan (the “KELIP”) which provides for life insurance coverage equal to two and one-half times an executive’s base salary. As part of the KELIP, the Company also makes a contribution into a cash value investment account on behalf of KELIP participants in the amount of 0%, 1.2% or 2.4% of base salary. All current NEOs are in the 2.4% category. In addition, the Harris Teeter Supermarkets, Inc. Executive Bonus Insurance Plan (the “EBIP”) provides the Company’s executives with a whole life insurance policy as to which the Company makes the premium payments while the participant is employed by the Company. The premiums paid with respect to the Executive Bonus Insurance Plan were grossed up for tax purposes. The EBIP generally requires the Company to continue premium payments on behalf of participants until age 65 if their employment is terminated within two years following a change in control. This provision is coordinated with the Change-in-Control and Severance Agreements discussed below such that, in the case of a change in control, the Company will continue EBIP premium payments for a current NEO until the later of the end of the continuation period provided under the EBIP or the Change-in-Control and Severance Agreements.

Change-in-Control and Severance Agreements. The Company entered into Change-in-Control and Severance Agreements with the NEOs during the Company’s fiscal year ended September 30, 2007 (“Fiscal 2007”). As previously disclosed, at the time of his separation from the Company, the Company and Mr. Jackson mutually agreed to terminate his Change-in-Control and Severance Agreement. Please see the discussion of the Change-in-Control and Severance Agreements contained below in “Potential Payments Upon Termination of Employment or Change in Control.”

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) generally limits the tax deductibility by the Company for compensation paid to the Chief Executive Officer and certain highly compensated executive officers to $1 million per officer per year, unless it qualifies as “performance-based” compensation. To qualify as “performance-based,” compensation payments must satisfy certain conditions, including limitations on the discretion of the Compensation Committee in determining the amounts of such compensation. It is the Company’s current policy that, to the extent possible, compensation paid to its executive officers be deductible under Section 162(m) of the Code. In furtherance of this policy, the Board of Directors has adopted, and the shareholders have approved, the 2006 Cash Incentive Plan and the 2011 Incentive Compensation Plan, and the Board of Directors has adopted the 2013 Cash Incentive Plan being presented to shareholders for approval at this Annual Meeting. The 2013 Cash Incentive Plan, 2006 Cash Incentive Plan, 2011 Incentive Compensation Plan have each been structured in a manner such that cash incentive payments and performance-based equity awards under each plan can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code.

EXECUTIVE COMPENSATION

The table below summarizes the compensation during the past three fiscal years for each NEO. Mr. Antolock became an executive officer in Fiscal 2012, so no compensation information is provided for him for Fiscal 2011 or 2010. Mr. Jackson separated from the Company in November 2011, so Fiscal 2012 reflects a partial year for him.

Summary Compensation Table for 2012

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas W. Dickson	2012	709,000	—	1,591,500		—	837,187	3,283,000	192,641	6,613,328
Chairman of the Board and	2011	682,000	—	1,345,400		—	865,867	306,000	185,908	3,385,175
Chief Executive Officer	2010	620,000	—	667,062		—	662,160	1,804,000	139,686	3,892,908

Frederick J. Morganthall, II	2012	500,000	75,000	848,800		—	397,500	1,018,000	138,281	2,977,581
President and Chief	2011	482,000	—	672,700		—	367,525	286,000	135,867	1,944,092
Operating Officer	2010	452,500	—	333,532		—	341,638	1,245,000	118,290	2,490,960

John B. Woodlief	2012	487,000	—	636,600		—	479,208	1,205,000	154,960	2,962,768
Executive Vice President and	2011	472,500	—	576,600		—	499,905	272,000	142,592	1,963,597
Chief Financial Officer	2010	435,000	—	333,532		—	387,150	728,000	139,766	2,023,448

Rodney C. Antolock	2012	415,000	50,000	466,840		—	329,925	416,000	95,910	1,773,675
Executive Vice President

Fred A. Jackson	2012	32,253	25,199 (6)	934,425	(7)	—	—	166,000	4,072	1,161,949
President of former subsidiary	2011	328,000	—	345,960		—	235,627	363,000	112,025	1,384,612
American & Efird	2010	295,000	29,500 (8)	240,142		—	162,361	262,000	103,125	1,092,128

(1)	Amounts represent a discretionary bonus provided to the applicable NEO for the fiscal year indicated. For more information relating to discretionary cash bonuses for Fiscal 2012, please refer to “Annual Cash Compensation” in the “Compensation Discussion and Analysis” section.

(2)	Amounts reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, related to restricted stock and performance shares granted in the fiscal year noted. The assumptions used in the calculation of these amounts are included in the note entitled “Stock Options and Stock Awards” in the Notes to Consolidated Financial Statements included within the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2012, except that for the purposes of this table the estimates of forfeitures related to service-based vesting conditions have been disregarded. For more information on the actual forfeitures, if any, for each of the NEOs listed in the table during Fiscal 2012, please refer to “2012 Performance Share Awards”. For more information on the outstanding shares of restricted stock held by the NEOs, please refer to “Outstanding Equity Awards at Fiscal Year-End for 2012”.

(3)	This column represents Incentive Bonuses paid to the NEOs. In accordance with the Securities and Exchange Commission requirements, Incentive Bonuses paid are “performance-based” and therefore are reported in the Non-Equity Incentive Plan Compensation column. As described in the “Compensation Discussion and Analysis” section, such cash incentive bonuses are paid to the NEOs when specific performance measures are achieved and the payment is approved by the Compensation Committee. These amounts were paid in the November following the end of the indicated fiscal year to each respective NEO with respect to the Company’s performance during the indicated fiscal year.

(4)	The amounts listed for Fiscal 2012 are attributable to the change in actuarial present value for the Pension Plan and the SERP from October 3, 2011 through October 2, 2012. For a discussion of the assumptions underlying this valuation, please refer to the note to the table entitled “Pension Benefits for 2012”. The Company’s non-qualified deferred compensation plan does not provide above-market or preferential earnings on deferred compensation, and therefore, in accordance with Securities and Exchange Commission rules, there were no changes of value attributable to nonqualified deferred compensation earnings. A change in the actuarial present value of the benefits under the Pension Plan and the SERP can occur due to changes in the discount rate. The present values of the accumulated Pension Plan and SERP benefits of the NEOs were positively impacted due to a decrease in the discount rate from 5.50% for the Pension Plan and 5.40% in the SERP for Fiscal 2011 to 4.45% for the Pension Plan and 4.20% for the SERP for Fiscal 2012.

(5)	All other compensation for each of the NEOs consists of the following:

	Thomas W. Dickson ($)	Frederick J. Morganthall, II ($)	John B. Woodlief ($)	Rodney C. Antolock ($)	Fred A. Jackson ($)
Executive Bonus Insurance Plan	42,253	41,052	52,858	28,882	—
Retirement and Savings Plan	17,250	17,150	14,772	14,700	50
Flexible Deferral Plan	22,600	12,272	14,728	5,100	2,295
Key Employee Life Insurance Plan	22,478	17,801	17,982	12,380	1,277
Tax Reimbursement	35,473	23,370	30,287	17,898	135
Executive Long Term Disability Plan	6,902	3,192	3,759	2,787	315
Dividends on unvested Restricted Stock Awards	45,685	23,444	20,574	14,163	—

(6)	Amount represents a discretionary bonus provided to Mr. Jackson for the performance of A&E through November 7, 2011.

(7)	Amount represents accelerated vesting of shares underlying restricted stock awards previously granted to Mr. Jackson in connection with the sale of A&E. Please refer to “Potential Payments Upon Termination of Employment or Change in Control” for additional information.

(8)	Amount represents a discretionary bonus provided to Mr. Jackson in the amount of ten percent of his base salary for fiscal 2010 based on A&E’s fiscal 2010 operating profit achievement.

Grants of Plan-Based Awards for 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold($)	Target(#)	(#)(3)	($)(4)
Thomas W. Dickson
Incentive Bonus	11/17/2011	—	N/A	N/A	N/A
Performance Shares	11/17/2011	N/A	18,750	N/A	795,750
Restricted Stock	11/17/2011	N/A	N/A	18,750	795,750

Frederick J. Morganthall, II
Incentive Bonus	11/17/2011	75,000	N/A	N/A	N/A
Performance Shares	11/17/2011	N/A	10,000	N/A	424,400
Restricted Stock	11/17/2011	N/A	N/A	10,000	424,400

John B. Woodlief
Incentive Bonus	11/17/2011	—	N/A	N/A	N/A
Performance Shares	11/17/2011	N/A	7,500	N/A	318,300
Restricted Stock	11/17/2011	N/A	N/A	7,500	318,300

Rodney C. Antolock
Incentive Bonus	11/17/2011	62,250	N/A	N/A	N/A
Performance Shares	11/17/2011	N/A	5,500	N/A	233,420
Restricted Stock	11/17/2011	N/A	N/A	5,500	233,420

Fred A. Jackson	—	—	—	—	—

(1)	Amounts shown are estimated threshold payouts for Fiscal 2012 to the NEOs under the 2006 Cash Incentive Plan. Under the applicable performance criteria, if the Company achieves the predetermined minimum goals, executives are paid a predetermined percentage of base compensation as Incentive Bonus. The percentage of base compensation payable as Incentive Bonus increases as the return or profit margin increases. The plans are discussed in greater detail in the “Cash Incentive Plan Awards for 2012” table and the footnotes thereunder.

(2)	Amounts shown are estimated target number of performance shares awards that were granted in Fiscal 2012, assuming the Company met or exceeded its operating profit projections, which are discussed in greater detail in the “Compensation Discussion and Analysis” section. Performance shares were 100% subject to meeting the operating profit projections for Fiscal 2012. If performance is achieved, these performance shares will be settled by issuance of restricted stock. Once issued, 25% of these shares of restricted stock vest on each of the first four anniversaries of the date of the issuance.

(3)	Represents number of shares of restricted stock granted in Fiscal 2012. The restricted stock will vest 20% per year on each of the first five anniversaries of the date of the award.

(4)	Represents the grant date fair value of performance shares awards or restricted stock awards, as the case may be, of such award computed in accordance with FASB ASC Topic 718. The assumptions used in the calculation of these amounts are included in the note entitled “Stock Options and Stock Awards” in the Notes to Consolidated Financial Statements included within the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2012, except that for the purposes of this table the estimates of forfeitures related to service-based vesting conditions have been disregarded. The grant date fair value for performance shares awards is based on the FASB ASC Topic 718 value of $42.44 per share.

Outstanding Equity Awards at Fiscal Year-End for 2012

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Thomas W. Dickson	83,063	3,146,426	18,750	710,250
Frederick J. Morganthall, II	42,625	1,614,635	10,000	378,800
John B. Woodlief	37,407	1,416,977	7,500	284,100
Rodney C. Antolock	25,750	975,410	5,500	208,340
Fred A. Jackson	—	—	—	—
TOTALS	188,845	7,153,449	41,750	1,581,490

(1)	A vesting schedule for each unvested restricted stock award, including performance shares awards that have been settled by payment of restricted stock due to the achievement of performance goals, is included herein:

Thomas W. Dickson		Frederick J. Morganthall, II		John B. Woodlief		Rodney C. Antolock
Vesting Date	# of Shares Vesting	Vesting Date	# of Shares Vesting	Vesting Date	# of Shares Vesting	Vesting Date	# of Shares Vesting
11/15/2012	5,312	11/15/2012	2,812	11/15/2012	2,656	11/15/2012	2,025
11/17/2012	3,750	11/17/2012	2,000	11/17/2012	1,500	11/17/2012	1,100
11/18/2012	7,874	11/18/2012	3,937	11/18/2012	3,374	11/18/2012	2,025
11/19/2012	5,625	11/19/2012	2,813	11/19/2012	2,813	11/19/2012	2,025
11/20/2012	5,312	11/20/2012	2,812	11/20/2012	2,656	11/20/2012	2,025
11/17/2013	3,750	11/17/2013	2,000	11/17/2013	1,500	11/17/2013	1,100
11/18/2013	7,875	11/18/2013	3,938	11/18/2013	3,375	11/18/2013	2,025
11/19/2013	5,625	11/19/2013	2,812	11/19/2013	2,812	11/19/2013	2,025
11/20/2013	5,313	11/20/2013	2,813	11/20/2013	2,657	11/20/2013	2,025
11/17/2014	3,750	11/17/2014	2,000	11/17/2014	1,500	11/17/2014	1,100
11/18/2014	7,875	11/18/2014	3,937	11/18/2014	3,375	11/18/2014	2,025
11/19/2014	5,626	11/19/2014	2,813	11/19/2014	2,813	11/19/2014	2,025
11/17/2015	3,750	11/17/2015	2,000	11/17/2015	1,500	11/17/2015	1,100
11/18/2015	7,876	11/18/2015	3,938	11/18/2015	3,376	11/18/2015	2,025
11/17/2016	3,750	11/17/2016	2,000	11/17/2016	1,500	11/17/2016	1,100
TOTAL	83,063	TOTAL	42,625	TOTAL	37,407	TOTAL	25,750

(2)	Calculated by multiplying the unvested shares of restricted stock by $37.88, the closing market price of the Company’s Common Stock on October 2, 2012, the last day in Fiscal 2012 (the “Closing Market Price”).

(3)	Amounts shown are target number of shares of performance shares granted in Fiscal 2012, assuming the Company meets or exceeds its operating profit projection, which are discussed in greater detail in the “Compensation Discussion and Analysis” section. Once issued, these performance-based shares of restricted stock vest 25% per year on each of the first four anniversaries of the date of the issuance.

(4)	Calculated by multiplying the target number of shares of performance shares by the Closing Market Price.

Option Exercises and Stock Vested for 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas W. Dickson	—	—	24,906	1,056,270
Frederick J. Morganthall, II	—	—	13,000	551,543
John B. Woodlief	—	—	12,202	517,616
Rodney C. Antolock	—	—	8,775	372,281
Fred A. Jackson(3)	15,298	383,860	22,500	934,425

(1)	The value realized on exercise represents: (a) the difference between the average of the high and low sale price (“Average Price”) on the day of exercise and the exercise price multiplied by the number of shares acquired on exercise, in the case of stock swaps, and (b) the actual gain realized in the case of cashless sale or cashless hold exercises.

(2)	The value realized represents the number of shares acquired on vesting multiplied by the Average Price on the day of vesting.

(3)	In connection with the sale of A&E, the Board approved accelerated vesting of all previously unvested restricted stock awards for Mr. Jackson. Please refer to “Potential Payments Upon Termination of Employment or Change in Control” for additional information.

Pension Benefits for 2012 (1)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Thomas W. Dickson	Pension Plan	32	1,271,000	—
	SERP	32	10,787,000	—
Frederick J. Morganthall, II	Pension Plan	26	949,000	—
	SERP	26	6,576,000	—
John B. Woodlief	Pension Plan	13	325,000	—
	SERP	13	4,174,000	—
Rodney C. Antolock	Pension Plan	13	233,000	—
	SERP	13	2,446,000	—
Fred A. Jackson	Pension Plan	34	—	—
	SERP	34	2,859,000	—

(1)	For a discussion of the valuation methods and material assumptions applied in quantifying the present value of the current accrued benefit under each of the Pension Plan and SERP, please refer to the note entitled “Employee Benefit Plans” of the Consolidated Financial Statements included with the Company’s Annual Report on Form 10-K for the year ended October 2, 2012.

(2)	“Present Value of Accumulated Benefit” assumes the value of the benefit as of October 2, 2012 and assumes that the NEO will wait to receive any benefit thereunder until the NEO would have attained an age where such NEO would receive an unreduced benefit amount under such benefit plan.

Pension Plan. The Pension Plan is a tax-qualified defined benefit retirement plan for eligible employees. Effective October 1, 2005 the Pension Plan was amended to limit participation in the Pension Plan to eligible employees of the Company who were employed on September 30, 2005. All of the current NEOs are participants in the Pension Plan. Contributions to the Pension Plan are determined annually by the Retirement Plan Committee, the named fiduciary, based upon an analysis and recommendation from actuarial consultants who estimate the Plan’s total obligation to participants. For participants with age and service points as of December 31, 2005 equal to or greater than 45, their benefit accruals under the Plan after September 30, 2005 will be offset by the actuarial equivalent of the portion of their account balance under the Retirement and Savings Plan that is attributable to automatic retirement contributions made by the Company after September 30, 2005, plus earnings and losses on such contributions. All NEOs had 45 points or more as of December 31, 2005. A participant’s normal annual retirement benefit under the Pension Plan at age 65 is an amount equal to 0.8% (and through the Company’s sale of A&E in November 2011, 0.6% for employees of A&E including Mr. Jackson) of the participant’s final average earnings multiplied by years of service at retirement, plus 0.6% of the participant’s final average earnings in excess of Social Security covered compensation multiplied by the number of years of service up to a maximum of thirty-five years. A participant’s final average earnings is the average annual cash compensation paid to the participant during the plan year, including salary, incentive compensation and any amount contributed to the Retirement and Savings Plan, for the five consecutive years in the last ten years that produce the highest average. As of the Company’s sale of A&E in November 2011, A&E employees, including Mr. Jackson, were no longer participants in the Pension Plan.

SERP. The Company also maintains the SERP. The SERP covers certain senior executive employees of the Company, including the NEOs, as designated by its administrative committee. Under the SERP, participants who retire at normal retirement age (60) receive monthly retirement benefits equal to between 55% and 60% of the participant’s final average earnings times the participant’s accrual fraction and reduced by the participant’s (1) assumed Pension Plan Retirement Benefit, (2) assumed Social Security Benefit and (3) assumed profit sharing plan retirement benefit, if any. The final average earnings are the average annual earnings during the highest 3 calendar years out of the last 10 calendar years preceding termination of employment for all executives, other than the executives of A&E, for whom the final average earnings are the average of the 3 highest calendar years earnings during their employment. The accrual fraction is a fraction, the numerator of which is the years of credited service, the denominator of which is 20, and which may not exceed 1.0. The benefits payable under the SERP are payable for the participant’s lifetime with an automatic 75% survivor benefit payable to the participant’s surviving eligible spouse for his or her lifetime. Participants are eligible to receive an early retirement benefit upon termination of employment, other than on account of death, after attaining age 55 and completing 10 years of credited service. The amount of early retirement benefit is the monthly retirement benefit reduced by 0.4167% for each month by which payment begins before normal retirement age. As of the Company’s sale of A&E in November 2011, accrued SERP benefits of participants who were A&E employees, including Mr. Jackson, were frozen.

Non-Qualified Deferred Compensation for 2012

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals and/or Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Thomas W. Dickson	35,000	22,600	37,280	—	354,538
Frederick J. Morganthall, II	20,000	12,272	30,133	—	271,167
John B. Woodlief	149,972	14,728	36,826	—	278,871
Rodney C. Antolock	—	5,100	174,459	—	1,046,244
Fred A. Jackson	—	2,295	—	—	16,191

Flexible Deferral Plan. The Flexible Deferral Plan is an unfunded, excess benefit plan that provides certain highly compensated employees, including the current NEOs, the opportunity to defer the receipt and taxation on a portion of their annual compensation. The purpose of the Flexible Deferral Plan is to allow deferral of a portion of the participants’ annual base salary and Incentive Bonus and to supplement the benefits under the tax-qualified retirement plans to the extent that such benefits are curtailed by the application of certain limits imposed by the Code (e.g., Code Section 402(g) and Code Section 414 limitations). During Fiscal 2012, eligible employees were permitted to defer up to 50% of their base salary and up to 90% of their Incentive Bonus payment in the Flexible Deferral Plan. Cash compensation is eligible for deferral unless prohibited under Code Section 409A, subject to plan limits. Plan participants may choose deemed investments in the Flexible Deferral Plan that represent choices that span a variety of diversified asset classes. No contributions may be used to purchase the Common Stock. Participants make an election for each year’s deferral election regarding the timing of plan distributions, subject to limitations under the plan and Code Section 409A. A participant may elect up to ten (10) in-service accounts and one (1) retirement account for payment of deferral contributions, subject to plan limitations. Each in-service account will be paid in accordance with the respective election in lump-sum or installments and in the year elected, subject to restrictions imposed by Code Section 409A. The Flexible Deferral Plan also allows for an in-service withdrawal for an unforeseeable emergency based on facts and circumstances that meet Internal Revenue Service and plan guidelines. The Company uses a non-qualified trust to purchase and hold the assets to satisfy the Company’s obligation under the Flexible Deferral Plan, and participants in the Flexible Deferral Plan are general creditors of the Company in the event the Company becomes insolvent.

Potential Payments Upon Termination of Employment or Change in Control

After reviewing market trends, including information prepared by a consultant, the Company entered into Change-in-Control and Severance Agreements with the NEOs during Fiscal 2007. The Company determined to enter into the Change-in-Control and Severance Agreements with the NEOs because the Company believed that these agreements would ensure that the NEOs were incentivized to achieve the greatest possible return for the Company’s shareholders, including through a potential change in control transaction, irrespective of a loss of their own position in connection with such a transaction. During Fiscal 2007 the Compensation Committee was presented data that a majority of public companies surveyed by the compensation consultant entered into similar agreements with their executives. A second goal of the Compensation Committee in entering into the Change-in-Control and Severance Agreements was to aid in the retention of the Company’s NEOs and to give them protections and benefits similar to executives at other companies. The Compensation Committee also considered the cost to the Company of replacing the NEOs in the event of a change in control. The Compensation Committee and the Company believed it was important for the Change-in-Control and Severance Agreements to contain provisions which would prohibit the NEOs from competing against the Company or soliciting the Company’s employees or clients following their termination, other than following a change in control. These provisions protect the Company from any such actions by tying the benefits the NEO would receive upon such termination of employment, to the continued adherence to the agreement.

The Compensation Committee considered the information contained in the study and asked the consultant to provide a recommendation concerning the terms of such change in control and severance agreements provided by such companies. The consultant recommended that the Company enter into agreements with the NEOs on terms substantially similar to those contained in the executed agreements. Based on the consultant’s recommendations and the data contained in the consultant’s study the Compensation Committee determined that the terms of the Change-in-Control and Severance Agreements were appropriate for the NEOs. The Compensation Committee presented those terms to the NEOs, and the NEOs accepted the terms as presented. The Change-in-Control and Severance Agreements are effective until the termination of the NEO’s employment with the Company, or until terminated by written agreement between the Company and the NEO.

Mr. Jackson’s employment with the Company ended upon the sale of A&E in November 2011. The sale of A&E did not constitute a triggering event under the Change-in-Control and Severance Agreement with Mr. Jackson. In connection with the sale, however, the Company and Mr. Jackson entered into a written agreement terminating the Change-in-Control and Severance Agreement applicable to Mr. Jackson as of the closing date of the sale, November 7, 2011, pursuant to which written agreement Mr. Jackson waived any right to receive benefits under such agreement. Because the Change-in-Control and Severance Agreement for Mr. Jackson was not in effect as of the last day of Fiscal 2012, Mr. Jackson would not have been entitled to any additional benefits assuming a triggering event occurred at such time. Accordingly, certain of the discussions below in “Potential Payments Upon Termination of Employment or Change in Control” related to NEOs exclude any hypothetical payments with respect to Mr. Jackson and, where appropriate, include a discussion of actual benefits to which Mr. Jackson became entitled in connection with his severance. Actual payments pursuant to those benefits are disclosed in the Summary Compensation Table for Fiscal 2012 and other tabular disclosure above. Additionally, as described above, accrued SERP benefits of participants who were A&E employees, including Mr. Jackson, were frozen as of November 7, 2011, however those employees, including Mr. Jackson, remain participants in the SERP.

Under the terms of the Change-in-Control and Severance Agreements, as amended, a current NEO is entitled to severance benefits only if the NEO’s employment is terminated by the Company prior to a “change in control” (as defined below) transaction or after twenty-four (24) months following a “change in control” transaction. The following is a summary of the severance benefits the current NEOs are expected to receive under the Change-in-Control and Severance Agreements:

•	For Messrs. Dickson and Woodlief, a single lump sum payment in an amount equal to (i) if terminated other than for “cause” (as defined below), death or disability, two (2) times the sum of his annual base salary plus the greater of (a) his “severance accrued bonus” (as defined below) or (b) the average of his total bonus payments for the prior three full fiscal years ending on or before his termination, and (ii) if terminated other than for “cause”, a pro-rated portion of his “severance accrued bonus”.

•	For Mr. Morganthall, a single lump sum payment in an amount equal to (i) if terminated other than for “cause”, death or disability, one and one-half (1.5) times the sum of his annual base salary plus the greater of (a) his “severance accrued bonus” or (b) the average of his total bonus payments for the prior three full fiscal years ending on or before his termination, and (ii) if terminated other than for “cause”, a pro-rated portion of his “severance accrued bonus”.

•	For Mr. Antolock, a single lump sum payment in an amount equal to (i) if terminated other than for “cause”, death or disability, the sum of his annual base salary plus the greater of (a) his “severance accrued bonus” or (b) the average of his total bonus payments for the prior three full fiscal years ending on or before his termination, and (ii) if terminated other than for “cause”, a pro-rated portion of his “severance accrued bonus”.

The following is a summary of the change in control benefits the NEOs are expected to receive under the Change-in-Control and Severance Agreements if the NEO’s employment terminates at any time within twenty-four (24) months following a “change in control” transaction:

•	For Messrs. Dickson and Woodlief, (i) if terminated by the Company other than for “cause”, death, or disability, or by the NEO for “good reason” (as defined below), a single lump sum payment in an amount equal to 2.99 times the sum of his annual base salary plus the greater of (a) his “CIC accrued bonus” (as defined below) or (b) his “CIC average prior bonus payments” (as defined below), and (ii) if terminated by the Company other than for “cause”, or by the NEO for “good reason” the pro-rated portion of his “CIC prorated bonus” (as defined below). This pro-rated portion of his “CIC prorated bonus” payment shall be in addition to any pro-rated bonus such NEO may be entitled, during the period following a “change in control” transaction through the termination of his employment.

•	For Mr. Morganthall, (i) if terminated by the Company other than for “cause”, death, or disability, or by Mr. Morganthall for “good reason”, a single lump sum payment in an amount equal to 2.50 times the sum of his annual base salary plus the greater of (a) his “CIC accrued bonus”, or (b) his “CIC average prior bonus payments” and (ii) if terminated by the Company other than for “cause”, or by Mr. Morganthall for “good reason”, a pro-rated portion of his “CIC prorated bonus”. This pro-rated portion of his “CIC prorated bonus” payment shall be in addition to any pro-rated bonus Mr. Morganthall may be entitled, during the period following a “change in control” transaction through the termination of his employment.

•	For Mr. Antolock, (i) if terminated by the Company other than for “cause”, death, or disability, or by Mr. Antolock for “good reason”, a single lump sum payment in an amount equal to 2.00 times the sum of his annual base salary plus the greater of (a) his “CIC accrued bonus”, or (b) his “CIC average prior bonus payments” and (ii) if terminated by the Company other than for “cause”, or by Mr. Antolock for “good reason”, a pro-rated portion of his “CIC prorated bonus”. This pro-rated portion of his “CIC prorated bonus” payment shall be in addition to any pro-rated bonus Mr. Antolock may be entitled, during the period following a “change in control” transaction through the termination of his employment.

In the event a NEO’s employment is terminated by the Company either before or after a “change in control” other than for “cause”, or by the NEO for “good reason”, such NEO is also entitled to a payment of a bonus under an equity incentive plan based upon the Company’s actual performance up to the date of termination of such NEO’s employment. This bonus shall be the shares, or the cash equivalent, of the performance shares that were awarded to the NEO, subject to the achievement of certain performance criteria, prior to the termination of the NEO’s employment. The shares received shall be fully vested.

In addition, in the event a NEO’s employment is terminated by the Company either before or after a “change in control” other than for “cause”, death or disability, or by the NEO for “good reason”, each such NEO is entitled to continue certain employee benefits, including medical/dental, disability and life insurance coverage, for a period of time following a termination within 24 months of “change in control”. The period of continued benefits shall be 36 months for Messrs. Dickson and Woodlief, 30 months for Mr. Morganthall and 24 months for Mr. Antolock. Alternatively, each such NEO is entitled to continue certain employee benefits, including medical/dental, disability and life insurance coverage, for a different period of time following a termination before a “change in control” or more than 24 months after a “change in control”. The period of continued benefits shall be 24 months for Messrs. Dickson and Woodlief, 18 months for Mr. Morganthall and 12 months for Mr. Antolock. A NEO may elect to waive these benefits and in lieu thereof receive a single lump sum payment, equal to the Company’s costs in providing such benefits, including any related tax gross-up, if applicable.

If it is determined that any payment or distribution will be subject to the excise tax imposed under Internal Revenue Code Section 280G, then the NEO may be entitled to receive an additional payment or “gross up” to ensure that their severance payments are kept whole as follows:

•	For Messrs. Dickson and Woodlief, there is an unconditional gross-up to cover 280G excise tax, but not ordinary tax obligations; and

•	For Messrs. Morganthall and Antolock, there is a conditional gross-up to cover 280G excise tax, but not ordinary tax obligations. The “change in control” benefit payments for Messrs. Morganthall and Antolock are capped at the 280G threshold if the safe harbor is exceeded by 10% or less.

When used in the Change-in-Control and Severance Agreements, “severance accrued bonus” means an amount based upon the current bonus schedule provided in the Company’s Cash Incentive Plan, calculated utilizing the Company’s annualized NOPAT return on the Company’s invested capital for the cumulative fiscal period-to-date as of the end of the most recent fiscal quarter ending on or before such NEO’s termination.

When used in the Change-in-Control and Severance Agreements, “CIC accrued bonus” means a bonus payment based upon the current bonus schedule provided in the Company’s Cash Incentive Plan, calculated utilizing the Company’s annualized NOPAT return on the Company’s invested capital for the fiscal period-to-date as of the most recent fiscal quarter ending on or before either: (1) the date of such NEO’s termination or (2) the date of the “change in control” transaction; provided that the date which shall be used shall be the date that produces the greater payment to the NEO.

When used in the Change-in-Control and Severance Agreements, “CIC average prior bonus payments” means the greater of the average of a NEO’s total bonus payments for the prior three full fiscal years ending (1) on or before such NEO’s termination or (2) on or before the “change in control” transaction.

When used in the Change-in-Control and Severance Agreements, “CIC prorated bonus” means a bonus payment calculated utilizing the Company’s annualized NOPAT return on the Company’s invested capital in the case of each of Messrs. Dickson and Woodlief for the portion of the fiscal year period to date as of the most recent fiscal quarter ending on or before the “change in control” transaction.

When used in the Change-in-Control and Severance Agreements, “cause” means the termination of the NEO due to (a) fraud; (b) embezzlement; (c) conviction or other final adjudication of guilt of the NEO of any felony; (d) a material breach of, or the willful failure to perform and discharge such NEO’s duties, responsibilities and obligations under their Change-in-Control and Severance Agreement; (e) any act of moral turpitude or willful misconduct intended to result in personal enrichment of the NEO at the expense of the Company, or any of its affiliates or which has a material adverse impact on the business or reputation of the Company or any of its affiliates; (f) intentional material damage to the property or business of the Company; or (g) gross negligence. The determination of “cause” under (d), (e), (f) and (g) shall be made by the Board of Directors in its reasonable judgment.

When used in the Change-in-Control and Severance Agreements, “good reason” shall mean the termination by the NEO of the NEO’s employment with the Company within the two (2) year period following a “change in control” which is due to (i) a material diminution of responsibilities, or working conditions, or duties, or in the case of Messrs. Dickson and Woodlief, ceasing to be the Chief Executive Officer or Chief Financial Officer, respectively, of a publicly traded company; (ii) a material diminution in base salary or potential incentive compensation; (iii) a material negative change in the terms or status of the Change-in-Control and Severance Agreement; or (iv) a forced relocation of the NEO outside of a 30 mile radius of the intersection of the Trade and Tryon Streets in Charlotte, North Carolina.

When used in the Change-in-Control and Severance Agreements, a “change in control” means a “change in ownership”, a “change in effective control”, or a “change in the ownership of substantial assets” of a corporation as generally described in Treasury Regulation Section 1.409A-3(i)(5) and as specifically described in the Change-in-Control and Severance Agreements.

Pursuant to the Change-in-Control and Severance Agreements, except in the event the NEO’s employment terminates following a “change in control”, each NEO has agreed that during the term of the Change-in-Control and Severance Agreements and for a period of 24 months thereafter, the NEO shall not directly or indirectly enter into an employment relationship or a consulting arrangement (or other economically beneficial arrangement) with any competitor of the Company, as defined in each NEO’s respective Change-in-Control and Severance Agreement. In addition, each NEO has agreed not to solicit, induce or attempt to induce any employee of the Company to leave the employ of the Company or to solicit or induce or attempt to induce or interfere with the relationship between any customer, supplier, or other person or entity in a business relation with the Company during the same period.

Furthermore, under the terms of the Harris Teeter Supermarkets, Inc. 2002 Comprehensive Stock Option and Award Plan (the “2002 Plan”), in the event of a change in control of the Company, as defined in the 2002 Plan, if all options or restricted stock are not converted, assumed, or replaced by a successor, then such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse and all restricted stock shall become deliverable, unless otherwise provided in any award agreement or any other written agreement entered into with a NEO. The options shall remain exercisable for the remaining term of such option. Under the terms of the 2011 Plan, the committee established to administer such plan may grant certain awards that provide that restrictions will lapse upon, among other things, the occurrence of a change in control, as defined in the 2011 Plan. As of the end of Fiscal 2012, all outstanding restricted stock awards granted under the 2011 Plan become fully vested upon a change in control, and all performance shares granted under the 2011 Plan vest pro-rata in proportion to the portion of the performance period elapsed through the change in control.

Accrued and Vested Benefits. Each of the current NEOs has accrued various benefits under the Company’s compensation programs and retirement and other broad-based employee benefit plans. Many of these benefits and awards are fully vested and each of the current NEOs would receive all of their vested benefits and awards in the event that their employment with the Company ends for any reason, including termination by the Company.

The table below summarizes the accrued and vested benefits that each of the NEOs would be entitled to, assuming termination by the NEO from the Company on October 2, 2012, not related to a “change in control” transaction and not due to death or disability.

	Thomas W. Dickson ($)	Frederick J. Morganthall, II ($)	John B. Woodlief ($)	Rodney C. Antolock ($)	Fred A. Jackson ($)
Vested SERP (1)	10,787,000	6,576,000	4,174,000	—	2,859,000
Vested Pension Benefit (1)	1,271,000	949,000	348,000	188,000	—
Vested Deferred Compensation Balance	354,538	271,167	278,871	1,046,244	16,191

(1)	The amount for the SERP and Pension Benefit represents the actuarial present value of the benefit payable immediately.

In addition to the amounts listed in the table above, Mr. Jackson received 22,500 shares of Company stock underlying previously unvested restricted stock awards upon the Board’s accelerating vesting of all outstanding and unvested restricted stock awards (and the shares of Company stock payable thereunder) previously granted to A&E employees at the time of the A&E sale in November 2011.

Death. The table below summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the NEOs would be entitled to, assuming their death occurred on October 2, 2012.

	Thomas W. Dickson ($)	Frederick J. Morganthall, II ($)	John B. Woodlief ($)	Rodney C. Antolock ($)	Fred A. Jackson ($)
Incentive Bonus Payments	837,187	472,500	479,208	379,925	—
Accelerated Equity Awards (1)	3,850,058	1,990,014	1,698,159	1,181,719	—
Accelerated (Reduced) SERP	(2,876,000)	(2,019,000)	(1,126,000)	1,971,000	(895,000)
Accelerated (Reduced) Pension Benefit	(683,000)	(545,000)	(212,000)	(139,000)	—

(1)	The value of the accelerated equity awards is composed of restricted stock awards and performance share awards. The value of the restricted stock awards and performance share awards is calculated by multiplying the number of accelerated shares by the Average Price on the last business day prior to the assumed termination of service date in accordance with plan administration rules.

Disability. The table below summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the current NEOs would be entitled to, assuming their disability occurred on October 2, 2012.

	Thomas W. Dickson ($)	Frederick J. Morganthall, II ($)	John B. Woodlief ($)	Rodney C. Antolock ($)
Incentive Bonus Payments	837,187	472,500	479,208	379,925
Accelerated Equity Awards (1)	3,850,058	1,990,014	1,698,159	1,181,719
Accelerated SERP (2)	1,841,000	—	—	3,477,000
Accelerated (Reduced) Pension Benefit	(591,000)	(260,000)	(23,000)	(3,000)

(1)	The value of the accelerated equity awards is composed of restricted stock awards and performance share awards. The value of the restricted stock awards and performance share awards is calculated by multiplying the number of accelerated shares by the average of the high and low trading price on the last business day prior to the assumed termination of service date in accordance with plan administration rules.

(2)	Messrs. Dickson and Antolock are the only current NEOs not currently eligible for the full Plan benefit.

Termination Without Cause. The table below summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the current NEOs would be entitled to, assuming their termination by the Company on October 2, 2012, prior to a “change in control” or more than twenty-four (24) months following a “change in control” other than for “cause”, death, or disability.

	Thomas W. Dickson ($)	Frederick J. Morganthall, II ($)	John B. Woodlief ($)	Rodney C. Antolock ($)
Severance Benefit (1)	3,092,374	1,346,250	1,932,416	744,925
Incentive Bonus Payments (2)	837,187	397,500	479,208	329,925
Accelerated Equity Awards (3)	3,850,058	1,990,014	1,698,159	1,181,719
Health and Welfare Benefits (4)	215,730	137,619	230,400	71,685

(1)	The value of the severance benefit is calculated in accordance with and payable under the terms of each current NEO’s Change-in-Control and Severance Agreement.

(2)	The value of the Incentive Bonus payment is calculated in accordance with and payable under the terms each current NEO’s Change-in-Control and Severance Agreement.

(3)	The value of the accelerated equity awards is composed of restricted stock awards and performance share awards. The value of the restricted stock and performance share awards is calculated by multiplying the number of accelerated shares by the average of the high and low trading price on the last business day prior to the assumed termination of service date in accordance with plan administration rules.

(4)	This represents the aggregate estimated net cost to the Company of health and welfare benefits provided to each current NEO under the terms of such NEO’s Change-in-Control and Severance Agreement.

Termination Following a Change in Control or Resignation For Good Reason. The table below summarizes the incremental benefits (beyond the accrued and vested benefits) that each of the current NEOs would be entitled to, assuming their termination occurred on October 2, 2012 concurrent with a “change in control” transaction.

	Thomas W. Dickson ($)	Frederick J. Morganthall, II ($)	John B. Woodlief ($)	Rodney C. Antolock ($)
Change In Control Benefit (1)	4,623,099	2,243,750	2,888,962	1,489,850
Incentive Bonus Payments (2)	837,187	397,500	479,208	329,925
Accelerated and Additional Portion of SERP Benefits (3)	2,178,000	—	1,760,000	5,179,000
Accelerated Equity Awards (4)	3,850,058	1,990,014	1,698,159	1,181,719
Health and Welfare Benefits (5)	641,799	313,926	345,600	549,647
Excise Tax (280G) Gross-up	3,502,395	—	2,176,257	2,089,923

(1)	The value of the Change in Control Benefit is calculated in accordance with and payable under the terms of their Change-in-Control and Severance Agreement.

(2)	The value of the Incentive Bonus payment is calculated in accordance with and payable under the terms of their Change-in-Control and Severance Agreement.

(3)	The value of the accelerated and additional portion of SERP Benefits reflects accelerated commencement of benefit payments without accrued benefit reduction and additional service accrual for all current NEOs, and it is valued using the discount rate and method prescribed for the 280G calculations.

(4)	The value of the accelerated equity awards is composed of restricted stock awards and performance share awards. The value of the restricted stock and performance share awards is calculated by multiplying the number of accelerated shares by the average of the high and low trading price on the last business day prior to the assumed termination of service date in accordance with plan administration rules.

(5)	The value of the health and welfare benefits represents the aggregate estimated net cost to the Company of health and welfare benefits provided to each current NEO under the terms of their Change-in-Control and Severance Agreement.

Compensation Policies and Practices as they Relate to Risk Management

As previously discussed, the Company’s compensation policies and practices for its employees are designed to attract and retain highly qualified and engaged employees, and to minimize risks that would have a material adverse effect on the Company. In addition the Company’s compensation policies and practices seek to align the interests of management with those of the Company’s shareholders. The Company believes its incentive compensation programs are appropriately balanced between value created indirectly by the performance of the Common Stock and payments resulting from the achievement of specific financial performance objectives. The Compensation Committee considers risks arising from the Company’s employee compensation policies and practices and has concluded that any risks from such policies and practices are not reasonably likely to have a material adverse effect on the Company. Overall, the Compensation Committee reached this conclusion after considering a number of features of the Company’s compensation structure that are designed to mitigate risk, such as:

•	The Company uses a balance of fixed and variable compensation in the form of cash and equity, which is designed to provide both short and long-term focus.

•	The overall compensation of the NEOs is not overly-weighted towards the achievement of performance criteria in a particular fiscal year and an appropriate portion of compensation is awarded in the form of equity awards that vest over a multi-year period, subject to continued service by the recipient. This further aligns the interests of the NEOs to long-term shareholder value and helps retain management.

•	Payouts under the Company’s annual incentive compensation and other long-term incentive programs are based on performance criteria that the Compensation Committee believes to be challenging yet reasonable and attainable without excessive risk-taking.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 2, 2012 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	139,350	21.17	2,750,595
Equity compensation plans not approved by security holders	—	—	—
Total	139,350	21.17	2,750,595

(1)	Includes grants of 103,350 performance shares outstanding as of October 2, 2012. Excludes 149,557 shares of Common Stock that are deliverable in connection with the 149,557 stock units outstanding under the Director Deferral Plan that have been accumulated in a rabbi trust for the purpose of funding distributions from the Deferral Plan. Does not include any shares of restricted stock that were outstanding as of October 2, 2012 since these shares are already outstanding and do not represent potential dilution. For more information on the Company’s restricted stock and performance share grants, see the note entitled “Stock Options and Stock Awards” in the Notes to Consolidated Financial Statements included within the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2012.

(2)	The weighted average exercise price does not take into account performance share awards or restricted stock units outstanding as of October 2, 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of five independent directors and operates under a written charter adopted by the Board of Directors. The Company has affirmed to the New York Stock Exchange that the Board of Directors has determined that all members of the Audit Committee are “independent” as defined in the New York Stock Exchange Listed Company Manual.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP, the Company’s independent registered public accounting firm (the “independent auditors”), are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report on those financial statements. The Audit Committee, among other things, is responsible for monitoring and overseeing these processes and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Board in Rule 3200T and No. 114, “The Auditor’s Communication With Those Charged With Governance.”

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2012.

SUBMITTED BY THE AUDIT COMMITTEE

John R. Belk Bailey W. Patrick Harold C. Stowe Isaiah Tidwell William C. Warden, Jr.

PROPOSAL 2

APPROVAL OF THE
HARRIS TEETER SUPERMARKETS, INC. 2013 CASH INCENTIVE PLAN

Effective October 3, 2012, the Board of Directors established the Harris Teeter Supermarkets, Inc. 2013 Cash Incentive Plan (referred to in this Proposal 2 as the “Plan”). The Plan replaces the Company’s prior Cash Incentive Plan effective October 2, 2006. The Plan provides a non-exclusive framework that can satisfy the standards of Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”). Under the Plan, the Compensation Committee will designate performance measures and a bonus formula with respect to a performance period for each Plan participant. Utilizing those criteria and other factors that the Compensation Committee determines appropriate, the Compensation Committee uses the Plan to provide incentive compensation based upon the Company’s level of achievement of financial criteria during the performance period. The Board of Directors believes that the Plan benefits shareholders because it creates a strong incentive for executives to achieve increasing levels of financial performance that are appropriate for the Company. Shareholders are being asked to approve the Plan to fulfill one of the requirements to qualify the amounts paid pursuant to the Plan for a United States federal income tax deduction.

The Board believes that it is in the best interests of the Company and its shareholders to provide for a shareholder-approved plan under which bonuses paid to its executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the Company has structured the Plan in a manner such that payments under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. In general, Section 162(m) of the Code places a limit on the deductibility for federal income tax purposes of the compensation paid to the NEOs who were employed by the Company on the last day of its taxable year. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” as determined under Section 162(m) does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by the Company’s shareholders. For purposes of Section 162(m) the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects of the Plan is discussed below, and shareholder approval of the Plan will be deemed to constitute approval of each of these aspects of the Plan for purposes of the approval requirements of Section 162(m) of the Code.

The following constitutes a brief discussion of the material features of the Plan, and is qualified in its entirety by reference to a copy of the Plan which is attached as Appendix A to this Proxy Statement.

Administration

The Compensation Committee has complete authority to: (i) select from the eligible participants the individuals to whom awards under the Plan may from time to time be paid, (ii) determine the performance periods and performance goals upon which payment of awards under the Plan will be based, and (iii) make any other determination and take any other action that the Compensation Committee deems necessary or desirable to discharge its duties under the Plan. The Compensation Committee will have the responsibility for general administration and interpretation of the Plan, except to the extent inconsistent with Section 162(m) of the Code. The Compensation Committee may delegate its administrative tasks to the Company’s employees or others as it deems appropriate.

Participation and Eligibility

Each of the Company’s employees who is considered an “executive officer” within the meaning of the Securities Exchange Act of 1934, as amended, is eligible to participate in the Plan. The Company’s non-employee directors are not entitled to participate in the Plan. Currently, the Company’s four current NEOs are the only persons eligible to participate in the Plan.

The payment of a bonus in accordance with the Plan requires that the executive officer be an active employee on the payroll of the Company or an affiliate on the last day of the performance period and at the time the payment is made, unless the executive officer’s employment was earlier terminated due to early, normal or late retirement under the terms of the Company’s pension or similar retirement plan.

Plan Operation

Within the earlier of (i) 90 days after commencement of a performance period, or (ii) the expiration of 25% of the performance period, the Compensation Committee will designate and approve in writing:

•	the performance period (the Plan defines “performance period” to mean the Company’s fiscal year or such other period that the Compensation Committee may establish),

•	the employees (designated by position or name) who will be participants in the Plan for the performance period,

•	the performance measures and targeted performance goals for those measures during the performance period, and

•	the bonus formula applicable to each participant for the performance period (which can be set on an individual or group basis).

When the Compensation Committee establishes a bonus program, the Compensation Committee first determines the length of the performance period in which a bonus program applies. For example, the Compensation Committee determined at its November 2012 meeting that the Fiscal 2013 cash incentive awards will have a performance period that coincides with Fiscal 2013. The Compensation Committee also determines the performance measures and targeted goals for the applicable performance period.

Business Criteria and Maximum Amount of Compensation Payable Under the Plan

The performance measures for any performance period will be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a region, business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the Compensation Committee: (i) return on invested capital, (ii) net operating profit (before or after tax), (iii) operating profit margin, (iv) gross margin, (v) operating profit, (vi) earnings before income taxes, (vii) earnings (which may include earnings before interest and taxes and net earnings, and may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or adjusted to include or exclude any or all items), (viii) earnings per share (on a GAAP or non-GAAP basis), (ix) growth in any of the foregoing measures, (x) stock price, (xi) return on equity or average shareholders’ equity, (xii) total shareholder return, (xiii) growth in shareholder value relative to the moving average of the S&P 500 Index or another index, (xiv) return on capital, (xv) return on assets or net assets, (xvi) return on investment, (xvii) economic value added, (xviii) market shares, (xix) overhead or other expense reduction, (xx) credit rating, strategic plan development and implementation, (xxi) succession plan development and implementation, (xxii) improvement in workforce, (xxiii) diversity, (xxiv) customer indicators, (xxv) improvements in productivity, (xxvi) attainment of objective operating goals and (xxvii) employee metrics.

The Plan further provides that the Compensation Committee may appropriately adjust any evaluation of performance under a performance measure to exclude any of the following events that occurs during a performance period: (A) the effects of currency fluctuations, (B) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any the Company press release and Form 8-K filing relating to an earnings announcement, (C) asset write-downs, (D) litigation or claim judgments or settlements, (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (F) accruals for reorganization and restructuring programs, and (G) any other extraordinary or non-operational items. However, in no event will the Compensation Committee use its discretion to increase a bonus paid to a participant.

The maximum bonus that any one participant may be paid under the Plan in any one fiscal year is $2 million.

Compensation Committee Certification and Determination of Awards

The bonus amount for each participant is determined after calculating the amount payable under the bonus formula approved at the beginning of the performance period for the participant. After the conclusion of each performance period, the Compensation Committee will determine and certify the extent to which the targeted goals for the performance measures applicable to the performance period were achieved or exceeded. The Compensation Committee will also certify the bonus amount for each participant for the performance period based upon the bonus formula for such participant as previously established by the Compensation Committee. The Compensation Committee has the authority to reduce or eliminate the amount of any bonus payable under the Plan to any participant; however, the Compensation Committee cannot increase the bonus amounts payable under the Plan in excess of the maximum that a participant would receive based on the bonus formula established for the participant at the beginning of the performance period.

Non-exclusivity

Nothing contained in the Plan prevents the Board from adopting other or additional compensation arrangements that provide for bonuses or other forms of compensation for the Company’s executive officers, directors or other employees regardless of shareholders’ approval of the Plan. Such other arrangements may or may not qualify for deductibility under Section 162(m) of the Code and may be either applicable only for specific executives, directors or employees or may be generally applicable. However, for payments under the Plan to qualify as performance-based compensation under Section 162(m), any such other or additional compensation arrangements may not be designed to provide Plan participants all or part of the compensation they would receive under the Plan regardless of whether the performance goal is attained.

Term, Amendment and Termination of the Plan

The Plan is effective as of October 3, 2012, provided that the Plan will terminate unless it is approved by shareholders at the Annual Meeting. If the shareholders do not approve the Plan, awards that are comparable to the 2013 cash Incentive Awards are expected to be granted in accordance with the Company’s historical cash incentive program, however, these awards will not be eligible for deduction under Section 162(m) to the extent the participant’s total compensation exceeds the $1 million limit established by Section 162(m). If the Plan is approved by shareholders, the Compensation Committee may establish additional bonus grants for subsequent performance periods until the earlier of (i) its termination at the discretion of the Compensation Committee, (ii) the date any shareholder approval requirement under Section 162(m) of the Code ceases to be met or (iii) the date that is five years after the Annual Meeting.

The Compensation Committee may amend, suspend or terminate the Plan at any time as it may deem proper and in the best interests of the Company; provided that no amendment, suspension or termination may be made that would increase the amount of compensation payable pursuant to a bonus awarded under the Plan or cause amounts payable under the Plan to fail to qualify as performance-based compensation under Section 162(m) of the Code. Administrative changes or changes required by law may be made by the Compensation Committee. To the extent required under applicable law, amendments to the Plan will be subject to shareholder approval.

New Plan Benefits

The performance criteria for Fiscal 2013 Cash Incentive Awards to the current NEOs have been established under the Plan (the “2013 Cash Incentive Awards”). These awards entitle each recipient to a cash payment in fiscal 2014, based upon level of achievement of certain financial criteria for Fiscal 2013. Generally, if the Company achieves the predetermined minimum level of achievement, executives are paid a predetermined percentage of base compensation as incentive pay. The percentage of base compensation payable as incentive compensation increases as the return or profit margin increases. Amounts to be received, if any, by the participants in connection with the 2013 Cash Incentive Awards are based on the Company’s Fiscal 2013 performance, and, accordingly, the value of the awards is not currently determinable. However, for the purposes of illustration only, set forth herein are the amounts that would have been received in connection with the 2013 Cash Incentive Awards if the Plan and these awards had been in effect for Fiscal 2012.

Harris Teeter Supermarkets, Inc. 2013 Cash Incentive Plan

Name and Position	Dollar Value ($) (1)
Thomas W. Dickson	$837,187
Chairman of the Board and Chief Executive Officer
Frederick J. Morganthall, II	$397,500
President and Chief Operating Officer
John B. Woodlief	$479,208
Executive Vice President and Chief Financial Officer
Rodney C. Antolock	$329,925
Executive Vice President
Fred A. Jackson	—
President of Former Subsidiary American & Efird
Executive Group	$2,043,820
Non-Executive Director Group	—
Non-Executive Officer Employee Group	—

(1)	The 2013 Cash Incentive Awards are calculated based on NOPAT Return for Mr. Dickson and Mr. Woodlief and, for the purpose of this illustrative table only, based on operating profit margin for Mr. Morganthall and Mr. Antolock.

Federal Income Tax Consequences

All amounts paid pursuant to the Plan constitute taxable income to the employee when received. If a participant elects to defer a portion of the bonus, the participant may be entitled to defer the recognition of income. Generally, and subject to Section 162(m) of the Code, the Company will be entitled to a federal income tax deduction when amounts paid under the Plan are included in the employee’s income. Subject to shareholder approval of the Plan, the failure of any aspect of the Plan to satisfy Section 162(m) shall not void any action taken by the Compensation Committee under the Plan.

As stated previously, the Plan is being submitted for shareholder approval at the Annual Meeting so that payments under the Plan can qualify for deductibility by the Company under Section 162(m) of the Code. However, shareholder approval of the Plan is only one of several requirements under Section 162(m) of the Code that must be satisfied for amounts payable under the Plan to qualify for the “performance-based” compensation exemption under Section 162(m) of the Code, and submission of the Plan to shareholder approval should not be viewed as a guarantee that all amounts paid under the Plan will in practice be deductible by the Company.

The foregoing is only a summary of the effect of federal income taxation upon employees and the Company with respect to amounts paid pursuant to the Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of the employee’s death or the income tax laws of any municipality, state or foreign country in which the employee’s income or gain may be taxable.

Vote Required

The approval of the Plan requires the affirmative vote of the shareholders holding a majority of the votes cast with respect to this matter at the Annual Meeting in person or by proxy. Accordingly, while abstentions and broker non-votes, if any, will count for purposes of establishing a quorum with respect to this matter at the Annual Meeting, neither abstentions nor broker non-votes will have the effect of a negative vote with respect to this matter.

The Board of Directors recommends that the shareholders vote FOR the approval of the 2013 Cash Incentive Plan.

PROPOSAL 3

ADVISORY (NON-BINDING) “SAY ON PAY” VOTE
APPROVING EXECUTIVE COMPENSATION

As discussed under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation program is designed to enhance shareholder value in the Company while attracting, retaining and rewarding highly qualified executives. Additionally, the Company’s compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive’s potential compensation is at risk and tied to performance of the Company.

For these reasons and the others described elsewhere in this Proxy Statement, the Board of Directors recommends that the Company’s shareholders vote in favor of approving the compensation of the NEOs as described in the narrative disclosure, tables and footnotes contained in this Proxy Statement (including under the heading “Compensation Discussion and Analysis” and in the Summary Compensation Table for 2012).

The Board of Directors recommends approval of the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers for the fiscal year ended October 2, 2012, as disclosed in Company’s Proxy Statement for Fiscal 2012 pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

The above “Say on Pay” vote is being provided pursuant to Section 14A of the Exchange Act, is an advisory vote only and is not binding on the Company or the Board of Directors. However, the Compensation Committee will consider, in its discretion, the result of the Say on Pay vote in future compensation decisions for the NEOs. The Company includes this shareholder advisory vote annually, and the next such vote will occur at the 2014 Annual Meeting of Shareholders.

Vote Required

The proposal for providing an advisory (non-binding) resolution approving the NEO compensation for Fiscal 2012 requires the affirmative vote of the shareholders holding a majority of the votes cast with respect to this matter at the Annual Meeting in person or by proxy. Accordingly, while abstentions and broker non-votes, if any, will count for purposes of establishing a quorum with respect to this matter at the Annual Meeting, neither abstentions nor broker non-votes will have the effect of a negative vote with respect to this matter.

The Board of Directors recommends that the shareholders vote FOR the resolution approving the compensation of the Company’s named executive officers as described in the Proxy Statement.

PROPOSAL 4

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has retained KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 1, 2013. Although the Audit Committee has the sole authority to select and appoint the independent registered public accounting firm, the Board of Directors deems it advisable to obtain your ratification of this appointment. In retaining KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by KPMG LLP was compatible with maintaining KPMG LLP’s independence and concluded that it was.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

Vote Required

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the shareholders holding a majority of the votes cast with respect to this matter at the Annual Meeting in person or by proxy.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending October 1, 2013. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider a change in independent registered public accounting firm for the next fiscal year.

Audit Fees

The fees billed by or payable to KPMG LLP for services rendered to the Company for the fiscal years indicated were as follows:

	Fiscal Year Ended
	October 2, 2012 ($)	October 2, 2011 ($)
Audit Fees	468,000	930,044
Audit Related Fees (1)	203,500	—
Tax Fees (2)	580,031	382,020
All Other Fees (3)	234,650	100,000

(1)	These amounts were incurred primarily for the audit of discontinued operations.

(2)	Amounts for Fiscal 2012 include $114,435 for tax compliance services related to short-period state returns related to A&E. The remaining fees related to other tax compliance services for the respective fiscal years.

(3)	These amounts were incurred for tax analysis in connection with the sale of A&E.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent registered public accounting firm in order to assure that they do not impair their independence from the Company. Accordingly, the Audit Committee has adopted procedures and conditions under which services proposed to be performed by the independent registered public accounting firm must be pre-approved.

Pursuant to this policy, the Audit Committee will consider annually and approve the terms of the audit engagement. Any proposed engagement relating to permissible non-audit services must be presented to the Audit

Committee and pre-approved on a case-by-case basis. In addition, particular categories of permissible non-audit services that are recurring may be pre-approved by the Audit Committee subject to pre-set fee limits. If a category of services is so approved, the Audit Committee will be regularly updated regarding the status of those services and the fees incurred. The Audit Committee reviews requests for the provision of audit and non-audit services by the Company’s independent registered public accounting firm and determines if they should be approved. Such requests could be approved either at a meeting of the Audit Committee or upon approval of the Chair of the Audit Committee, or another member of the Audit Committee designated by the Chair. If a permissible non-audit service is approved by the Chair or his designee, that decision is required to be presented at the next meeting of the Audit Committee. Prior to approving any services, the Audit Committee considers whether the provision of such services is consistent with the Securities and Exchange Commission’s rules on auditor independence and is compatible with maintaining KPMG LLP’s independence. All of the fees paid or payable to KPMG LLP for Fiscal 2012 were pre-approved by the Audit Committee.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

The Company’s Code of Business Conduct and Ethics provides that all employees, officers and directors must avoid any activity that is, or has the appearance of, conflicting with the interests of the Company and that transactions in which certain related persons may have a material interest must be disclosed to the Company. Related party transactions are reported to the Company’s Secretary in response to an annual written questionnaire, or by the parties involved from time to time, and reviewed by legal counsel for inclusion in the proxy statement as appropriate. The Company’s executive officers and legal counsel review any related party transaction and determine whether such transaction should be reported to the Board of Directors.

The Company does not have a formal policy concerning the review, approval or ratification of related party transactions; however, as the transactions are reported, the Board of Directors considers any related party transactions on a case by case basis to determine whether the Board of Directors must approve such transaction and, if the Board of Directors determines such approval is required, the Board of Directors then determines, among other things, whether the transaction or arrangement was undertaken in the ordinary course of business and whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated party. If any member of the Board of Directors is interested in the transaction, such director will recuse themselves from the discussion and decision on the transaction. For transactions that have been recurring annually, such as the transactions with Metro Marketing and John Dickson as described below, the Board of Directors reviews the disclosure provided in the Proxy Statement, and determines if any additional action or approval is required.

During Fiscal 2012, Metro Marketing acted as a designated broker for Harris Teeter for several of its private label products and other specialty products. Metro Marketing, in its role as independent broker, performed various services on behalf of Harris Teeter including order placement, interface with manufacturers for product issues or product problems, marketing and retail support services and the development of new products. Third party manufacturers represented by Metro Marketing that provide these products to Harris Teeter are required to pay Metro Marketing a fee based upon the amount of product sold. Rush Dickson (the brother of Thomas W. Dickson) is the owner of Metro Marketing. During Fiscal 2012, Harris Teeter purchased approximately $38,837,352 of product from manufacturers represented by Metro Marketing resulting in fees of approximately $1,132,667 paid to Metro Marketing. Included in these purchases is approximately $536,617 paid by Harris Teeter to a manufacturer whose principal shareholder has borrowed approximately $1.8 million from Metro Marketing. The terms of such services provided by Metro Marketing to Harris Teeter are, in the Company’s opinion, no less favorable than the Company would have been able to negotiate with an unrelated party for similar services.

John Dickson (the brother of Thomas W. Dickson) is the Director of Property Development for Harris Teeter and was paid an aggregate salary, bonus and taxable benefits of $161,697 during Fiscal 2012. The terms of the employment relationship with John Dickson are, in the Company’s opinion, no less favorable than the Company would have been able to enter into with a similarly situated employee that was an unrelated party.

On December 12, 2011, Harris Teeter and Legacy Properties — College Road Investments, LLC (the “Wilmington Landlord”) entered into an amendment to Harris Teeter’s existing lease for the Harris Teeter store located at 820 South College Road in Wilmington, North Carolina. The amendment was entered into in connection with the Wilmington Landlord’s purchase of the real estate from an unrelated party that had listed the property for sale on the open market. Under the terms of the amendment to the lease, the Wilmington Landlord agreed to provide $150,000 to be used by Harris Teeter for renovations to the front exterior of the store, and Harris Teeter agreed to extend the base term of the lease, which was slated to expire in May 2015, for an additional ten years beyond the original expiration date. Under the existing lease, which has been in place since 1995, Harris Teeter is required to pay to the Wilmington Landlord approximately $616,858 per year (of which $558,340 is base rent and approximately $58,518 is pass-through payments such as taxes and insurance), which terms were unchanged by the amendment. The amendment to the lease provides for six five-year renewal periods, exercisable at the option of Harris Teeter, with a rent increase of five percent effective at the beginning of each renewal period. Harris Teeter and the Wilmington Landlord entered into two subsequent amendments in Fiscal 2012 relating to Harris Teeter’s termination rights in the event of certain occurrences at the store and an extension of the initial term by five years (with the same five-year extension options) at the same lease rates, with certain site improvements and other obligations being incurred by the Wilmington Landlord in connection with the construction of shop space adjacent to the Harris Teeter store.

William T. Dickson and Michael A. Dickson (sons of Thomas W. Dickson) together own all of the equity interests in the Wilmington Landlord. In determining whether to approve the transactions described above, the Board took into consideration the report of an independent certified real estate appraiser, which found the rental rate to be at or slightly below market and the $150,000 of improvement allowance as well as the lease extension terms to be in favor of Harris Teeter. As a result, the Board approved the amendments and transactions. The amounts paid to the Wilmington Landlord under the lease, as amended, for Fiscal 2012 was approximately $532,310. The terms of the lease, as amended, are, in the Company’s opinion, no less favorable than the Company would have been able to negotiate with an unrelated party.

R. Stuart Dickson (the father of Thomas W. Dickson) retired from the Company as an executive officer effective May 1, 2002, retired from his position as Chairman of the Executive Committee of the Board effective March 31, 2006, and retired from the Board at the 2008 Annual Meeting. At the time of his retirement as an executive officer, he became eligible to receive retirement benefits earned during his employment with the Company. The targeted aggregate annual retirement benefit pursuant to the SERP, Pension Plan and Social Security was $241,573. In addition, beginning in January 2003, R. Stuart Dickson began to receive monthly payments for a fifteen-year period pursuant to, and in accordance with the terms of, an historical deferred compensation plan in the amount of $19,899. In recognition of R. Stuart Dickson’s 38 years of service as a Company executive and his invaluable contributions to the Company, upon the approval of the Board of Directors, the Company entered into a Supplemental Executive Retirement Plan (the “March 2006 Retirement Plan”) that provides an annual life-time payment in the amount of $98,000, paid in equal monthly installments. The March 2006 Retirement Plan became effective as of March 31, 2006, and the first of the monthly payments began on April 1, 2006.

R. Stuart Dickson has been permitted to continue to use the Company’s parking facilities and administrative support for personal purposes, but is required to reimburse the Company for such usage. Consistent with past practice, he may also request to use Company aircraft for personal purposes, subject to availability and approval by the Company. No reimbursement to the Company was historically required for such use, nor is reimbursement currently required or expected to be required in the future. However, Internal Revenue Service regulations require reporting of such use as taxable income to the individual, determined in accordance with rates prescribed by those regulations. Currently R. Stuart Dickson is not an employee or director of the Company, but continues to receive the retirement benefits earned as an employee with the Company. The terms of the retirement benefits provided to R. Stuart Dickson were approved by the Board of Directors in March 2006 as specified above based upon his contributions to the Company and based on the belief of the Board of Directors that such benefits were merited by his service to the Company. The terms of those benefits are, in the Company’s opinion, no more favorable to R. Stuart Dickson than the Company would have provided to other executives for similar services, based on the relative contributions and service of R. Stuart Dickson.

On June 13, 2012, in connection with the previously disclosed transactions with Lowes Foods, Harris Teeter assumed from Lowes Foods a lease for property located at 10828 Providence Road in Charlotte, North Carolina. In Fiscal 2012, pursuant to the lease, Harris Teeter paid to Promenade Shopping Center, LLC (the “Promenade Landlord”) $279,439 (consisting of $248,831 in rent, plus certain reimbursements and pass-through payments). Subsequent to Fiscal 2012, the payments due to the Promenade Landlord through the stated lease expiration of December 6, 2025 are estimated, based upon current levels of expenditures, to total approximately $1,008,618 per year. John P. Derham Cato is a director of the Company. Trusts established by members of Mr. Cato’s family, and in which Mr. Cato and his siblings have certain economic interests, own 90% of the equity interests in the Promenade Landlord, with the remaining 10% equity interest owned by an unrelated third party. A member of his immediate family also is a manager of an entity that is a manager of the Promenade Landlord. In determining whether to approve these transactions, the Board took into consideration the fact that (a) the overall transactions with Lowes Foods were in the best interest of the Company; (b) the lease assumption was a required part of such transactions; (c) the lease assumption was entered into in the ordinary course of Harris Teeter’s business; and (d) the lease, which was entered into in 2004 by unrelated parties, remained unchanged as a result of the lease assumption. As a result, the Board approved the related party transactions described above. The terms of Harris Teeter’s assumption are, in the Company’s opinion, no less favorable than the Company would have been able to negotiate with an unrelated party.

See “Potential Payments Upon Termination of Employment or Change in Control” included herein for a more detailed discussion of agreements with the NEOs.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the individuals that served as a member of the Compensation Committee during Fiscal 2012 were at any time officers or employees of the Company or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors, certain officers and beneficial owners of more than ten percent of the Company’s Common Stock to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company’s equity securities and to provide copies of such reports to the Company. To the Company’s knowledge, based solely on a review of such copies or written representations relating thereto, insiders of the Company complied with all filing requirements for the fiscal year.

SHAREHOLDER PROPOSALS

The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement for its 2014 Annual Meeting of Shareholders is Friday, September 6, 2013. Any shareholder proposal to be submitted at the 2014 Annual Meeting of Shareholders (but not required to be included in the Company’s proxy statement), including nominations for election to the Board of Directors, must also comply with Article III, Section 12 of the Company’s Bylaws, which requires that a shareholder give written notice to the Company not later than the 45th day prior to the first anniversary of the date the Company first mailed its proxy materials for the preceding year’s annual meeting of shareholders. Shareholder proposals submitted at the 2014 Annual Meeting of Shareholders (but not required to be included in the Company’s proxy statement) will not be considered timely unless the notice required by the Bylaws is delivered to the Secretary of the Company not later than Wednesday, November 20, 2013.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The Securities and Exchange Commission rules permit registrants to send a single Notice to any household at which two or more shareholders reside if the registrant believes they are members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the registrant. The Company has not implemented these householding rules with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of Common Stock. If your family has multiple accounts by which you hold Common Stock, you may have previously received a householding notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the Notice, or wish to revoke your decision to household, and thereby receive multiple Notices. Those options are available to you at any time.

ANNUAL REPORT

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on November 21, 2012. We make available through the Company’s Website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Shareholders may also obtain a copy of these reports, without charge, upon request to: Harris Teeter Supermarkets, Inc., 701 Crestdale Road, Matthews, North Carolina 28105, Attention: Secretary of the Corporation.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. However, if other matters are properly presented at the Annual Meeting, it is the intention of the proxy holders named in the accompanying form of proxy to vote the proxies in accordance with their best judgment.

By order of the Board of Directors

Douglas J. Yacenda Secretary

January 4, 2013

Appendix A

HARRIS TEETER SUPERMARKETS, INC.
2013 CASH INCENTIVE PLAN

1.	Purpose.

The purpose of this Plan is to provide executive officers of Harris Teeter Supermarkets, Inc. (f/k/a Ruddick Corporation) and its Affiliates with incentive compensation based upon the level of achievement of financial, business and other performance criteria. This Plan is intended to permit the payment of bonuses under various plans or arrangements that may qualify as performance-based compensation under Code Section 162(m) and related regulations. This Plan is a successor to the Ruddick Corporation Cash Incentive Plan which was effective October 2, 2006.

2.	Definitions.

(a)   “Affiliate” means a wholly owned subsidiary of Harris Teeter Supermarkets, Inc. or any entity that, directly or indirectly, is controlled by Harris Teeter Supermarkets, Inc.

(b)   “Board” means the Board of Directors of Harris Teeter Supermarkets, Inc.

(c)   “Bonus” means a cash payment made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 8 below.

(d)   “Bonus Formula” means as to any Performance Period, the formula established by the Committee pursuant to Section 6 of this Plan in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures. The formula may differ from Participant to Participant or business group to business group. The Bonus Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether targeted goals for the Performance Measures have been achieved.

(e)   “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f)   “Committee” means the Compensation Committee of the Board consisting of at least two directors who shall qualify as “outside directors” within the meaning of Code Section 162(m).

(g)   “Fiscal Year” means the fiscal year of Harris Teeter Supermarkets, Inc. or its Affiliates.

(h)   “Participant” means an employee of Harris Teeter Supermarkets, Inc. or its Affiliates who is considered an executive officer of Harris Teeter Supermarkets, Inc. or its Affiliates within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and as designated under Section 6 below.

(i)   “Performance-Based Compensation” means compensation that qualifies as “performance-based compensation” within the meaning of Code Section 162(m) and related regulations.

(j)   “Performance Measure” means any one or more of the performance criteria listed below. The performance criteria may be applied either individually, alternatively, or in any combination and measured on an absolute basis or relative to a pre-established target as may be specified and approved by the Committee. The performance criteria may include: return on invested capital, net operating profit (before or after tax), operating profit margin, gross margin, operating profit, earnings before income taxes, earnings (which may include earnings before interest and taxes and net earnings, and may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or adjusted to include or exclude any or all items), earnings per share (on a GAAP or non-GAAP basis), growth in any of the foregoing measures, stock price, return on equity or average shareholders’ equity, total shareholder return, growth in shareholder value relative to the moving average of the S&P 500 Index or another index, return on capital, return on assets or net assets, return on investment, economic value added, market shares, overhead or other expense reduction, credit rating, strategic plan development and implementation, succession plan development and implementation, improvement in workforce, diversity, customer indicators, improvements in productivity, attainment of objective operating goals and employee metrics.

(k)   “Performance Period” means any Fiscal Year or such other period as determined by the Committee.

(l)   “Plan” means this Harris Teeter Supermarkets, Inc. 2013 Cash Incentive Plan.

(m)   “Predetermination Date” means, for a Performance Period, (i) the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of targeted goals under the selected Performance Measures for the Performance Period is substantially uncertain at such time; or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Code Section 162(m).

3.	Eligibility.

The individuals eligible to participate in this Plan for a given Performance Period shall be limited to Participants as defined herein.

4.	Plan Administration.

(a)   The Committee shall be responsible for the requirements for qualifying compensation as Performance-Based Compensation. Subject to the limitations on Committee discretion imposed under Code Section 162(m), including limits on discretionary bonus increases, the Committee shall have such powers as may be necessary to discharge its duties hereunder. The Committee shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Bonuses, prescribe forms and procedures for purposes of Plan participation and distribution of Bonuses and adopt rules, regulations and to take such action as it deems necessary or desirable for the proper administration of this Plan. The Committee may delegate its administrative tasks to Harris Teeter Supermarkets, Inc. employees or others as appropriate for proper administration of this Plan.

(b)   Any rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

5.	Term.

This Plan shall be effective as of October 3, 2012. Notwithstanding the foregoing, this Plan shall terminate unless it is approved at the next Harris Teeter Supermarkets, Inc. annual shareholders’ meeting following the date that the Board adopts this Plan. Once approved by the Harris Teeter Supermarkets, Inc.’s shareholders, this Plan shall continue until the earlier of (i) a termination under Section 9 of this Plan, (ii) the date any shareholder approval requirement under Code Section 162(m) ceases to be met or (iii) the date that is five years after the February , 2013 shareholder meeting.

6.	Bonuses.

Prior to the Predetermination Date for a Performance Period, the Committee shall designate and approve in writing, the following:

(a)   Performance Period;

(b)   Positions or names of employees who will be Participants for the Performance Period;

(c)   Targeted goals for selected Performance Measures during the Performance Period; and

(d)   Applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.

7.	Determination of Amount of Bonus.

(a)   Calculation. After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Code Section 162(m)) the extent to which the targeted goals for the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may eliminate or reduce, but not increase, the Bonus payable to any Participant below that which otherwise would be payable under the Bonus Formula. The aggregate Bonus(es) payable to any Participant during any Fiscal Year shall not exceed $2,000,000.

The Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that occurs during a Performance Period: (A) the effects of currency fluctuations, (B) any or all items that are excluded from the calculation of earnings as reflected in any Harris Teeter Supermarkets, Inc. press release and Form 8-K filing relating to an earnings announcement, (C) asset write-downs, (D) litigation or claim judgments or settlements, (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (F) accruals for reorganization and restructuring programs, and (G) any other extraordinary or non-operational items.

(b)   Right to Receive Payment. Each Bonus under this Plan shall be paid solely from general assets of Harris Teeter Supermarkets, Inc. and its Affiliates. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

8.	Payment of Bonuses.

(a)   Timing of Distributions. Harris Teeter Supermarkets, Inc. and its Affiliates shall distribute amounts payable to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in no event later than two and one-half months after the end of the calendar year in which the Performance Period ends, except to the extent a Participant has made a timely election to defer the payment of all or any portion of such Bonus under the Harris Teeter Supermarkets, Inc. Flexible Deferral Plan or deferred compensation plan or arrangement established and approved by Harris Teeter Supermarkets, Inc.

(b)   Payment. The payment of a Bonus, if any (as determined by the Committee at the end of the Performance Period), with respect to a specific Performance Period requires that the employee be an active employee on the payroll of Harris Teeter Supermarkets, Inc.’s or an Affiliate on the last day of each applicable Performance Period and at the time the payment is made, unless the Participant’s employment was earlier terminated due to early, normal or late retirement under the terms of the Harris Teeter Supermarkets, Inc. pension or similar retirement plan.

(c)   Code Section 409A. To the extent that benefits under this Agreement are or become subject to Internal Revenue Code Section 409A, the Agreement shall be interpreted and construed to the fullest extent allowed under Code Section 409A and the applicable regulations and other guidance thereunder to satisfy the requirements of an exception from the application of Code Section 409A or, alternatively, to comply with such Code Section and the applicable regulations and other guidance thereunder, and to avoid any additional tax thereunder. To the extent compliance with the requirements of Treasury Regulation Section 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Code Section 409A to payments due to Employee upon or following his separation from service, then notwithstanding any other provision of this Agreement, any such payments that are otherwise due within six (6) months following Employee’s separation from service will be deferred without interest and paid to Employee in a lump sum immediately following that six (6) month period.

9.	Amendment and Termination.

The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Bonus granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Bonus, or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. Notwithstanding the foregoing, the Committee may amend, modify, suspend or terminate this Plan if any such action is required by law. To the extent required under applicable law, including Code Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

10.	Withholding.

Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by Harris Teeter Supermarkets, Inc.

11.	No Additional Participant Rights.

The selection of an individual for participation in this Plan shall not give such Participant any right to be retained in the employ of Harris Teeter Supermarkets, Inc. or any of its Affiliates, and the right of Harris Teeter Supermarkets, Inc. and any such Affiliate to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to Harris Teeter Supermarkets, Inc. or its Affiliates, with or without cause, is specifically reserved. No person shall have claim to a Bonus under this Plan, except as otherwise provided for herein, or to continued participation under this Plan. There is no obligation for uniformity of treatment of Participants under this Plan. The benefits provided for Participants under this Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants. It is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with Harris Teeter Supermarkets, Inc. or one of its Affiliates, in accordance with the terms and conditions of the Participant’s employment agreement.

12.	Successors.

All obligations of Harris Teeter Supermarkets, Inc. or its Affiliates under this Plan, with respect to awards granted hereunder, shall be binding on any successor to Harris Teeter Supermarkets, Inc., whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of Harris Teeter Supermarkets, Inc.

13.	Nonassignment.

The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution.

14.	Severability.

If any portion of this Plan is deemed to be in conflict with applicable law, that portion of the Plan, and that portion only, will be deemed void under applicable law. All other provisions of the Plan will remain in effect. Furthermore, if any provision of this Plan would cause Bonuses not to constitute Performance-Based Compensation, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

15.	Governing Law.

This Plan shall be governed and construed under the laws of the State of North Carolina.

HARRIS TEETER SUPERMARKETS, INC. 701 CRESTDALE ROAD MATTHEWS, NC 28105
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HARRIS TEETER SUPERMARKETS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors of Harris Teeter Supermarkets, Inc. recommends that you vote in Proposal 1 FOR ALL NOMINEES to the Board of Directors, and FOR each of Proposals 2, 3 and 4.			☐	☐	☐

1.	Election of the following eleven nominees as Directors listed below to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified:

Nominees:

	01) John R. Belk 02) John P. Derham Cato 03) Thomas W. Dickson 04) James E. S. Hynes 05) Anna Spangler Nelson 06) Mark S. Ordan	07) Bailey W. Patrick 08) Robert H. Spilman, Jr. 09) Harold C. Stowe 10) Isaiah Tidwell 11) William C. Warden, Jr.						For	Against	Abstain
						4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending October 1, 2013.	☐	☐	☐
			For	Against	Abstain

2.	Approval of the Harris Teeter Supermarkets, Inc. 2013 Cash Incentive Plan.		☐	☐	☐	5.	The proxies are authorized to act upon any other business which may properly be brought before said meeting or any adjournment thereof.

3.	An advisory (non-binding) vote approving the compensation of the Company’s named executive officers.		☐	☐	☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated January 4, 2013, and the Proxy Statement furnished therewith.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)			Date

ANNUAL MEETING OF SHAREHOLDERS OF

HARRIS TEETER SUPERMARKETS, INC.

February 21, 2013

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2012 HARRIS TEETER SUPERMARKETS, INC. ANNUAL REPORT AND PROXY STATEMENT (includes Notice)
are available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided.
M50744-P30843

HARRIS TEETER SUPERMARKETS, INC.
Annual Meeting of Shareholders
February 21, 2013 10:00 AM

This proxy is solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Harris Teeter Supermarkets, Inc., a North Carolina corporation, hereby constitutes and appoints Thomas W. Dickson, John B. Woodlief, and Douglas J. Yacenda, and each of them, attorneys and proxies, with full power of substitution, to act for and on behalf of the undersigned to vote all shares of Harris Teeter Supermarkets, Inc. Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company's headquarters located at 701 Crestdale Road, Matthews, NC on Thursday, February 21, 2013, at 10:00 A.M., local time, and any adjournment or adjournments thereof, as set forth on the reverse side.

This proxy card, when signed and returned, will also constitute voting instructions to T. Rowe Price Trust Company to vote, or cause to be voted, the shares held by T. Rowe Price Trust Company for the account of the undersigned in the Harris Teeter Supermarkets, Inc. Retirement and Savings Plan. If this proxy card is not returned, or is returned unsigned, the shares will not be voted.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE AND THIS PROXY CARD IS SIGNED AND RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, IN FAVOR OF EACH OF PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING.

Address Changes/Comments: ______________________________________________________________________________

______________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side